Exhibit 10.1

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 240.24b-2.

CONFIDENTIAL

Execution Copy

COLLABORATION AND LICENSE AGREEMENT

This COLLABORATION AND LICENSE AGREEMENT (“Agreement”) is entered into as of May 1, 2009 (the “Effective Date”) between ACADIA PHARMACEUTICALS INC., a company organized under the laws of the State of Delaware, United States (“ACADIA”), and having a principal place of business at 3911 Sorrento Valley Boulevard, San Diego, California, United States, and BIOVAIL LABORATORIES INTERNATIONAL SRL, a Barbados society with restricted liability (“BLS”), having its registered office at Welches, Christ Church, Barbados WI, BB17154.

WHEREAS

A. ACADIA is developing Pimavanserin (as defined hereinafter), a selective 5-HT2A inverse agonist, for the treatment of Parkinson’s disease psychosis, and other indications, including Alzheimer’s disease psychosis. ACADIA owns or controls certain patents, know-how and other intellectual property relating to Pimavanserin and Product (as defined hereinafter); and

B. BLS desires to obtain from ACADIA certain exclusive rights and licenses to make, have made, use, sell, offer for sale and import Pimavanserin and Product in the Field (as defined hereinafter) in the United States and Canada and a license to conduct development and manufacturing activities in the Field outside the Territory solely for developing and commercializing Product in the Field in the United States and Canada, and ACADIA is willing to grant to BLS such rights and licenses on the terms and conditions set forth in this Agreement; and

C. BLS intends to appoint one or more Distributor(s) (as defined hereinafter) to distribute Product in the United States; and

D. ACADIA desires to obtain an option to co-promote Product with BLS’ Distributor or Sublicensee in the United States and BLS agrees to grant such an option, in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ACADIA and BLS hereby agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set out in this Article 1 unless the context clearly and unambiguously dictates otherwise.

1.1 “ACADIA Affiliate” shall mean any Person that is an Affiliate of ACADIA; provided that, effective upon a Change of Control of ACADIA, the term “ACADIA Affiliate” shall mean only any Person that is, directly or indirectly, through one or more intermediaries, controlled (as such term is defined in Section 1.12) by ACADIA, but for only so long as such control exists.

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1.2 “ACADIA […***…] Patents” shall mean all Patents […***…], which Patents are Controlled by ACADIA or any ACADIA Affiliate […***…]. For the avoidance of doubt, ACADIA […***…] Patents shall not include any Joint Patents or Licensed Patents.

1.3 “ACADIA Indemnitees” shall have the meaning set forth in Section 11.1.

1.4 “ACADIA Know-How” shall mean all Know-How that […***…], which Know-How is Controlled by ACADIA or any ACADIA Affiliate […***…]. For clarification, ACADIA Know-How does not include any proprietary cell-based screening technology of ACADIA such as its receptor selection and amplification technology (R-SAT®) and bioluminescence resonance energy transfer technology (BRET). For the avoidance of doubt, ACADIA Know-How shall not include any Joint Know-How.

1.5 “ACADIA Patents” shall mean all Patents that […***…], which Patents are Controlled by ACADIA or any ACADIA Affiliate […***…]. For the avoidance of doubt, ACADIA Patents shall not include any Joint Patents or Licensed Patents. A list of ACADIA Patents as of the Effective Date has been delivered by ACADIA to BLS under separate cover […***…].

1.6 “ACADIA Studies” shall mean the two Phase III Clinical Trials (ACP-103-012 and ACP-103-014), the two open label safety extension studies (ACP-103-010 and ACP-103-015) and the preclinical studies for the treatment of PDP, each of which is in progress as of the Effective Date, as described in the PDP Development Plan.

1.7 “ACADIA Technology” shall mean all ACADIA Know-How, ACADIA Patents, Licensed Patents and ACADIA’s interest in Joint Patents and Joint Inventions.

1.8 “Additional Pre-NDA PDP Studies” shall have the meaning set forth in Section 4.4(b).

1.9 “Additional Post-NDA PDP Studies” shall have the meaning set forth in Section 4.4(c).

1.10 “ADP” shall mean psychosis in Alzheimer’s disease patients.

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1.11 “ADP Development Plan” shall mean the plan for development of Product for the prevention or treatment of ADP in the United States as agreed to by the Parties, as may be adopted and amended in accordance with Section 4.1.

1.12 “Affiliate” of a Party shall mean any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Party, as the case may be, but for only so long as such control exists. As used in this Section 1.12, “control” shall mean (i) direct or indirect beneficial ownership of at least 50% (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital or other equity interest in such Person or (ii) the power to direct the management of such Person by contract or otherwise.

1.13 “Applicable Laws” shall mean the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits (including Marketing Approvals) of or from any court, arbitrator, Regulatory Authority or governmental agency or authority having jurisdiction over or related to the subject item.

1.14 “Auditor” shall have the meaning set forth in Section 7.5.

1.15 “Bankruptcy Laws” shall have the meaning set forth in Section 13.7.

1.16 […***…].

1.17 “BLS Indemnitees” shall have the meaning set forth in Section 11.2.

1.18 “BLS Know-How” shall mean all Know-How that […***…], which Know-How is Controlled by BLS or any of its Affiliates (other than those that become its Affiliates as a result of a Change of Control of BLS) […***…]. For the avoidance of doubt, BLS Know-How shall not include any Joint Know-How.

1.19 “BLS Patents” shall mean all Patents that […***…], which Patents are Controlled by BLS or any of its Affiliates (other than those that become its Affiliates as a result of a Change of Control of BLS) […***…]. For the avoidance of doubt, BLS Patents shall not include any Joint Patents.

1.20 “BLS Technology” shall mean all BLS Know-How, BLS Patents, and BLS’s interest in Joint Patents and Joint Inventions.

1.21 “Budget” shall mean (a) the studies budget included within the applicable Development Plan for conducting the applicable clinical or non-clinical studies or other activities under such Development Plan and/or (b) the regulatory budget within the applicable Development Plan for conducting regulatory activities with respect to Product in the Field in the United States under such Development Plan, as applicable.

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1.22 “Business Day” shall mean a day other than a Saturday or Sunday or any public holiday in the United States, Barbados or Canada. For the avoidance of doubt, references in this Agreement to “days” shall mean calendar days.

1.23 “Calendar Quarter” shall mean a period of 3 consecutive months during a Calendar Year beginning on and including January 1st, April 1st, July 1st or October 1st.

1.24 “Calendar Year” shall mean a period of 12 consecutive months beginning on and including January 1st.

1.25 “Chairman” shall mean the chairman of the Development Committee.

1.26 “Change of Control” shall mean […***…].

1.27 “CMC” shall mean chemistry, manufacturing and controls.

1.28 “Combination Product” shall mean a Product which comprises 2 or more active pharmaceutical ingredients at least one of which is Pimavanserin.

1.29 “Commercially Reasonable Efforts” shall mean that level of efforts and resources, with respect to a particular Party, at the relevant point in time, that is consistent with the usual practice followed by that Party in the exercise of its reasonable scientific and business judgment relating to other prescription pharmaceutical products owned or licensed by it or to which it has exclusive rights, which have market potential and are at a stage of development or product life similar to the applicable Product, taking into account measures of patent coverage, relative safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory structure involved, the relative profitability of the products (including, without limitation, pricing and reimbursement status) and other relevant factors, including without limitation comparative technical, legal, scientific, and/or medical factors.

1.30 “Commercial Strategy” shall have the meaning set forth in Section 5.1(a).

1.31 […***…].

1.32 “Contractors” shall have the meaning set forth in Section 10.2(j)(i).

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1.33 “Confidential Information” shall have the meaning set forth in Section 8.1.

1.34 “Confidentiality Agreement” shall mean that certain letter agreement dated August 28, 2008 between ACADIA and BLS.

1.35 “Control” (including any variations such as “Controlled” and “Controlling”), in the context of intellectual property rights, Know-How and Confidential Information, shall mean possession (whether by ownership or license, other than pursuant to this Agreement) by a Party of the ability to grant the applicable license under this Agreement, without violating the terms of an agreement with a Third Party.

1.36 “Co-Promotion Option” shall have the meaning set forth in Section 5.2.

1.37 “Costs and Expenses” shall mean costs and expenses paid to Third Parties (or payable to Third Parties and accrued in accordance with GAAP), other than Affiliates or employees, by either Party.

1.38 “Development Committee” shall have the meaning set forth in Section 3.1(a).

1.39 “Development Expenses” shall mean Costs and Expenses incurred by a Party or any of its Affiliates in conducting studies and activities in accordance with the applicable Development Plan.

1.40 “Development Plan” shall mean the PDP Development Plan or ADP Development Plan or, as applicable, Third Indication Development Plan, and “Development Plans” shall mean the PDP Development Plan and the ADP Development Plan and, as applicable, Third Indication Development Plan, collectively.

1.41 “Development Term” shall mean the period during which the Parties are conducting studies and activities with respect to Product in the Field for the United States under a Development Plan, commencing on the Effective Date and ending upon the completion of all studies and activities specified in the Development Plans or earlier termination of this Agreement.

1.42 “Dispute” shall have the meaning set forth in Section 12.6(a).

1.43 “Disclosing Party” shall have the meaning set forth in Section 8.1.

1.44 “Distribution Agreement” shall mean an agreement or arrangement between BLS or an Affiliate of BLS and a Distributor with respect to the right of such Distributor to market, promote, advertise, detail, sell and distribute Product in the Territory.

1.45 “Distributor” shall mean a Third Party or an Affiliate of BLS to whom BLS or an Affiliate of BLS has granted the right to market, promote, advertise, detail, sell and distribute Product in the Territory.

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1.46 “Effective Date” shall have the meaning set forth in the opening paragraph of this Agreement.

1.47 “Escalation Notice” shall have the meaning set forth in Section 3.4(b).

1.48 “Excluded Claim” shall have the meaning set forth in Section 12.6(i).

1.49 “Expenses” shall mean the Development Expenses and/or the Regulatory Expenses, as applicable.

1.50 “FDA” shall mean the United States Food and Drug Administration or its successor.

1.51 “Field” shall mean the prevention or treatment of any psychiatric and neurological Indication and the symptoms associated with these Indications, including but not limited to PDP and ADP.

1.52 “Filing” of an NDA shall be deemed to occur on the date of receipt of written notice of acceptance from the FDA in the United States, or other relevant Regulatory Authority outside of the United States, of such NDA for substantive review.

1.53 “First Commercial Sale” shall mean, on a country-by-country basis and Product-by-Product basis, the first bona fide, arm’s length sale of a Product in a country following receipt of Marketing Approval of such Product in such country for use or consumption by the general public of such Product in such country. Sales of a Product for registration samples, compassionate use sales, named patient use, inter-company transfers to Affiliates of a Party and the like shall not constitute a First Commercial Sale.

1.54 “GAAP” shall mean generally accepted accounting principles in the United States, or internationally, as appropriate, consistently applied and shall mean the international financial reporting standards (“IFRS”) at such time as IFRS becomes the generally accepted accounting standard and applicable laws require that a Party use IFRS.

1.55 “Good Clinical Practices” or “GCP” shall mean the then-current standards, practices and procedures promulgated or endorsed by the FDA as set forth in the guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the FDA and comparable regulatory standards, practices and procedures in jurisdictions outside the United States, as they may be updated from time to time.

1.56 “Good Laboratory Practices” or “GLP” shall mean the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and comparable regulatory standards in jurisdictions outside the United States, as they may be updated from time to time.

1.57 “Good Manufacturing Practices” or “GMP” shall mean the then-current good manufacturing practices required by the FDA, as set forth in the United States Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated

6.

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thereunder, for the manufacture and testing of pharmaceutical materials, and comparable laws or regulations applicable to the manufacture and testing of pharmaceutical materials in jurisdictions outside the United States, as they may be updated from time to time. Good Manufacturing Practices shall include applicable quality guidelines promulgated under the ICH.

1.58 “Health Canada” shall mean Health Canada or its successor.

1.59 “ICC” shall have the meaning set forth in Section 12.6(a).

1.60 “ICC Rules” shall have the meaning set forth in Section 12.6(a).

1.61 “ICH” shall mean the International Conference on Harmonization (of Technical Requirements for Registration of Pharmaceuticals for Human Use).

1.62 “IND” shall mean an Investigational New Drug Application (including any amendments thereto) filed with the FDA pursuant to 21 C.F.R. §312 before commencement of clinical trials of a pharmaceutical product, or any comparable filings with Health Canada in Canada, including clinical trial applications.

1.63 “Indemnitee” shall have the meaning set forth in Section 11.3.

1.64 “Indemnitor” shall have the meaning set forth in Section 11.3.

1.65 “Indication” shall mean any disease or pathological condition […***…].

1.66 “Intervening Event” shall have the meaning set forth in Section 15.1.

1.67 “Inventions” shall mean any and all inventions, discoveries, improvements, processes and techniques discovered, conceived or reduced to practice in the course of or as a result of activities under this Agreement, whether or not patentable or included in any claim of patents and patent applications.

1.68 “Joint Inventions” shall mean any and all Inventions discovered, conceived or reduced to practice by one or more employees or agents of BLS and/or any of its Affiliates and one or more employees, contractors or agents of ACADIA and/or any ACADIA Affiliate.

1.69 “Joint Know-How” shall mean any Joint Invention that is not a Joint Patent.

1.70 “Joint Patents” shall mean all Patents claiming any Joint Invention.

1.71 “Know-How” shall mean all tangible and intangible scientific, technical, trade, financial or business information and materials, including: (a) cells, cell lines, organisms, animal models, genes, gene fragments, gene sequences and loci, probes, DNA, RNA, cDNA libraries, plasmids, vectors, expression systems, antibodies, proteins, and biological substances, and any constituents, progeny, mutants, derivatives or replications thereof or therefrom; and (b) compounds, solid state forms, compositions of matter,

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formulations, techniques, processes, methods, trade secrets, formulae, procedures, tests, data, results, analyses, documentation, reports, information (including pharmacological, toxicological, non-clinical (including chemistry, manufacturing and control)), and clinical test design, methods, protocols, data, results, analyses, and conclusions, quality assurance and quality control information, regulatory documentation, information and submissions pertaining to, or made in association with, filings with any Regulatory Authority, product life cycle management strategies, knowledge, know-how, skill, and experience.

1.72 “License Agreement” shall mean […***…].

1.73 “Licensed Patents” shall mean all Patents that are […***…], which are Controlled by ACADIA pursuant to the License Agreement. A list of Licensed Patents as of the Effective Date has been delivered by ACADIA to BLS under separate cover, and such list shall be updated from time to time by written agreement between the Parties.

1.74 “Losses” shall have the meaning set forth in Section 11.1.

1.75 “Marketing Approval” of a Product shall mean all approvals, licenses, registrations or authorizations of Regulatory Authorities in a country necessary for the manufacture, use, storage, import, export, distribution, promotion, marketing, offer for sale and sale of such Product in such country. For countries where governmental approval is required for pricing and/or reimbursement for the Product to be reimbursed by national health insurance (or its local equivalent), “Marketing Approval” shall not be deemed to occur until such pricing and/or reimbursement approval is obtained.

1.76 “Materials” shall have the meaning set forth in Section 4.11.

1.77 “Most Recent Milestone” shall have the meaning set forth in Section 6.2.

1.78 “NDA” of a Product shall mean a New Drug Application as defined in Title 21 of the U.S. Code of Federal Regulations, Section 314.80, et seq., and all amendments and supplements thereto, which is filed with the FDA, or the equivalent application filed with Health Canada in Canada, including all documents, data, and other information concerning such Product thus filed that are necessary for gaining Marketing Approval for such Product.

1.79 “Net Sales” shall mean […***…].

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In no event shall any particular amount, identified above, be deducted more than once in calculating Net Sales (i.e., no “double counting” of reductions). Sales of Product between BLS and its Affiliates, Distributors or Sublicensees for resale shall be excluded from the computation of Net Sales, but the subsequent resale of such Product to a Third Party shall be included within the computation of Net Sales. Notwithstanding anything to the contrary herein, sale, disposal or use of Product for marketing, regulatory, development or charitable purposes, such as clinical trials, preclinical trials, compassionate use, named patient use, or indigent patient programs, without consideration, shall not be deemed a sale hereunder.

In the event that a Product is sold in the form of a Combination Product, Net Sales of the Combination Product shall be determined by multiplying actual Net Sales of the Combination Product (determined by reference to the definition of Net Sales set forth above) during the Calendar Quarter period by the fraction A/(A+B) where A is the average sale price of the Product when sold separately in finished form, and B is the average sale price of the other active ingredients or components when sold separately in finished form, in each case during the applicable reporting Calendar Quarter in the country in which the sale of the Combination Product was made, or if sales of both the Product and the other active ingredients or components did not occur in such period, then in the most recent Calendar Quarter in which sales of both occurred. If the other active ingredient or component in the Combination Product is not sold separately in said country, Net Sales of the Combination Product shall be determined by multiplying actual Net Sales of such Combination Product (determined by reference to the definition of Net Sales set forth above) during the Calendar Quarter period by the fraction A/D, where A is the average sale price of the Product when sold separately in finished form, and D is the average sale price of the Combination Product. If neither the Product nor the other active ingredient or component in the Combination Product is sold separately in a given country, the Parties shall determine Net Sales for such Combination Product by mutual agreement based on the relative contribution of the Product and the other active ingredients or components in the Combination Product.

1.80 “Notice Date” shall have the meaning set forth in Section 12.6(b).

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1.81 “Panel” shall have the meaning set forth in Section 12.6(b).

1.82 “Paragraph IV Notice” shall have the meaning set forth in Section 9.7.

1.83 “Party” shall mean ACADIA or BLS individually, and “Parties” shall mean ACADIA and BLS collectively.

1.84 “Patent(s)” shall mean (a) all patents, certificates of invention, applications for certificates of invention, priority patent filings and patent applications, and (b) any renewal, division, continuation (in whole or in part), or request for continued examination of any of such patents, certificates of invention and patent applications, and any all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

1.85 “Patent Term Extension” means any term extensions, supplementary protection certificates, regulatory exclusivity and equivalents thereof offering patent protection beyond the initial term with respect to any issued Patents.

1.86 “Payment Report” shall have the meaning set forth in Section 4.8(b).

1.87 “PDP” shall mean psychosis in Parkinson’s disease patients.

1.88 “PDP Development Plan” shall mean the plan for development of Product for the prevention or treatment of PDP in the United States as agreed to by the Parties, as may be amended in accordance with Section 4.1. A copy of the PDP Development Plan as of the Effective Date has been delivered by ACADIA to BLS under separate cover.

1.89 “Person” shall mean any individual, corporation, partnership, limited liability company, trust, governmental entity, or other legal entity of any nature whatsoever.

1.90 “Permitted Licensees” shall mean (i) licensees of any of ACADIA’s rights to Pimavanserin outside the Territory and/or (ii) licensees of any of ACADIA’s rights to Pimavanserin outside the Field in the Territory, as the case may be.

1.91 “Phase II Clinical Trial” shall mean a human clinical trial, the principal purpose of which is to gather an initial assessment of safety and efficacy of one or more particular doses in patients being studied, as required in 21 C.F.R. §312(b), or such similar clinical study in a country other than the United States.

1.92 “Phase III Clinical Trial” shall mean a human clinical trial, the principal purpose of which is to gather safety and efficacy data of one or more particular doses in patients being studied that is needed to evaluate the overall benefit and risk relationship of the product and to provide adequate basis for labeling, as required in 21 C.F.R. §312(c), or such similar clinical study in a country other than the United States.

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1.93 “Pimavanserin” shall mean an active pharmaceutical ingredient that is a compound, the structure of which compound has been disclosed by ACADIA to BLS under separate cover, […***…] (previously referred to as ACP-103 by ACADIA).

1.94 “Product” shall mean any pharmaceutical product containing Pimavanserin, alone or in combination with one or more other active pharmaceutical ingredients, in any dosage form or formulation.

1.95 […***…].

1.96 “Quarterly Report” shall have the meaning set forth in Section 4.8(b).

1.97 “Receiving Party” shall have the meaning set forth in Section 8.1

1.98 “Regulatory Authority” shall mean any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity whose review and/or approval is necessary for the manufacture, packaging, use, storage, import, export, distribution, promotion, marketing, offer for sale and sale of Product. For countries where governmental approval is required for pricing or reimbursement for Product to be reimbursed by national health insurance (or its local equivalent), “Regulatory Authority” shall also include any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity whose review and/or approval of pricing or reimbursement is required.

1.99 “Regulatory Expenses” shall mean Costs and Expenses incurred by a Party or any of its Affiliates in conducting regulatory activities in accordance with the applicable Development Plan with respect to Product in the Field for the United States.

1.100 “Regulatory Filings” shall mean all applications, approvals, licenses, registrations, notifications, registrations, submissions and authorizations made to or received from a Regulatory Authority in a country necessary for the development, manufacture and/or commercialization of a pharmaceutical product, including any INDs, NDAs and Marketing Approvals.

1.101 “Responsible Party” shall mean the Party designated as responsible for conducting the applicable clinical or non-clinical studies or other activities under the applicable Development Plan or designated by the Development Committee as responsible for filing and securing Marketing Approval for Product in the Field in the United States, as applicable.

1.102 “Royalty Report” shall have the meaning set forth in Section 7.1.

1.103 “Royalty Term” shall have the meaning set forth in Section 6.3(c).

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1.104 “SEC” shall have the meaning set forth in Section 8.5(a).

1.105 “Section 13.4(d)(i) Licensed Patents” shall have the meaning set forth in Section 13.4(d)(i).

1.106 “Section 13.5(g)(i) Licensed Patents” shall have the meaning set forth in Section 13.5(g)(i).

1.107 “Senior Executives” shall have the meaning set forth in Section 3.4(b).

1.108 […***…].

1.109 “Sublicensee” shall mean a Third Party or an Affiliate of BLS, other than a Distributor, to whom BLS or an Affiliate of BLS has granted a sublicense under the ACADIA Technology to make, have made, use, offer for sale, sell and/or import Pimavanserin or Product in the Field in any country in the Territory as contemplated by Section 2.3(a) of this Agreement. For clarity, the term “Sublicensee” shall not include (i) any whole sellers or importers that are not granted any sublicense under the ACADIA Technology to make, have made, use, offer for sale, sell and/or import Pimavanserin or Product in the Field in the Territory or (ii) any contract manufacturers that are granted only the right to manufacture Pimavanserin or Product in the Field in the Territory solely for use by BLS or its Affiliates, Distributors or Sublicensees.

1.110 “Term” shall have the meaning set forth in Section 12.1

1.111 “Territory” shall mean Canada and the United States.

1.112 “Third Indication” shall mean an Indication in the Field, other than PDP and ADP.

1.113 “Third Indication Development Plan” shall mean the plan for development of Product for the prevention or treatment of a Third Indication in the United States as agreed to by the Parties, as may be adopted and amended in accordance with Section 4.1.

1.114 “Third Party” shall mean any Person other than ACADIA, BLS and their respective Affiliates.

1.115 “Third Party Claims” shall have the meaning set forth in Section 11.1.

1.116 “United States” or “U.S.” shall mean the United States of America, including its territories and possessions and the District of Columbia.

1.117 “Valid Claim” shall mean (a) an unexpired claim of an issued patent which has not been found to be unpatentable, invalid or unenforceable by a court or other authority in the subject country, from which decision no appeal is taken or can be taken; or (b) a claim of a pending application, which application claims a first priority no more than […***…] years prior to the date upon which pendency is determined.

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1.118 “Wind-down Period” shall mean any period after the date of termination of this Agreement, in its entirety or on a country-by-country basis, during which Parties are required to wind-down development activities pursuant to Section 13.4(a), 13.5(a) or 13.6(a), as the case may be.

1.119 “Withdrawal Notice” shall have the meaning set forth in Section 3.2(b).

ARTICLE 2

GRANT OF LICENSE

2.1 R&D Licenses; Manufacturing License Outside the Territory.

(a) Subject to the terms and conditions of this Agreement, ACADIA hereby grants to BLS (i) a non-exclusive, royalty-free license, with the right to grant sublicenses to its Affiliates and Sublicensees, under such ACADIA Know-How, ACADIA […***…] Patents and Licensed Patents as are necessary for BLS, its Affiliates and Sublicensees to perform, or have performed, studies and regulatory activities with respect to Pimavanserin and Product in the Field, solely to perform or have performed such studies and regulatory activities with respect to Pimavanserin and Product […***…] and (ii) a non-exclusive, royalty-free license, with the right to sublicense to its Affiliates, under ACADIA Know-How, ACADIA […***…] Patents and Licensed Patents solely to make or have made Pimavanserin and Product […***…]. ACADIA shall not grant any right or license under ACADIA Know-How, ACADIA […***…] Patents and Licensed Patents to any Third Party either (A) to perform any studies and regulatory activities with respect to Pimavanserin and Product or (B) to make or have made Pimavanserin and Product outside the Territory, in each case for developing or commercializing Pimavanserin and Product in the Field in the Territory during the Term.

(b) Subject to the terms and conditions of this Agreement, BLS hereby grants (or with respect to BLS Technology Controlled by its Affiliates, causes its Affiliates to grant) to ACADIA (i) a non-exclusive, worldwide, royalty-free license, with the right to sublicense to its Affiliates, under such BLS Technology as is necessary for performing studies and regulatory activities to be performed by ACADIA under the Development Plans, solely to perform such studies and regulatory activities pursuant to the Development Plan during the Development Term for obtaining Marketing Approval of Product in the Field in the Territory and (ii) a non-exclusive, worldwide, royalty-free license, with the right to sublicense only to ACADIA’s Affiliates and Permitted Licensees, under such BLS Technology as is necessary to perform studies and regulatory activities with respect to Pimavanserin and Product, solely to perform such studies and regulatory activities for obtaining Marketing Approval of Product outside the Territory during the Term.

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2.2 License to BLS. Subject to the terms and conditions of this Agreement, ACADIA hereby grants to BLS a royalty-bearing license, with the right to grant sublicenses as provided in Section 2.3, under the ACADIA Technology, to make, have made, use, sell, offer for sale and import Pimavanserin and Product in the Field in the Territory. The license granted in this Section 2.2 shall be exclusive even as to ACADIA, except with respect to (i) ACADIA’s performance of studies and regulatory activities pursuant to the Development Plan during the Development Term, […***…] (v) ACADIA’s Co-Promotion Option exercised in accordance with Section 5.2. The license granted in this Section 2.2 under the Licensed Patents is granted only to the extent of the rights under the Licensed Patents granted to ACADIA under the License Agreement and is granted subject to the terms of the License Agreement.

2.3 Distribution Agreements; Sublicenses.

(a) Right to Sublicense. BLS shall have the right to sublicense any or all rights granted to it under Section 2.2 in any country in the Territory (i) to any of its Affiliates; and (ii) to a Third Party Distributor or Third Party Sublicensee.

(b) Distribution Agreements; Sublicenses. Any Distribution Agreement or sublicense shall be in writing and, with the exception of the financial terms, be consistent with the terms of this Agreement (except that any Third Party Distributor or Third Party Sublicensee shall not have the right to further sublicense). BLS shall be responsible for the acts or omissions of Distributors or Sublicensees in exercising rights under the Distribution Agreements or sublicenses, as the case may be, which would constitute a breach hereunder. Within 10 days after execution and receipt of a Distribution Agreement or a sublicense with a Third Party, BLS shall provide ACADIA with a full and complete copy of each Distribution Agreement or sublicense with such Third Party granted hereunder (provided that BLS may redact any confidential information contained therein that is not necessary to disclose to ensure compliance with this Agreement) and shall deliver copies of all reports (including relating to royalties and other payments) relating to Product received by BLS from Distributors and Sublicensees.

(c) […***…].

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2.4 Rights Reserved; Additional License Grant to ACADIA.

(a) Rights Reserved. Except for the rights and licenses expressly granted in this Agreement, ACADIA retains all rights under its intellectual property, including the ACADIA Technology and ACADIA […***…] Patents, and BLS retains all rights under its intellectual property, including BLS Technology, and no rights shall be deemed granted by one Party to the other Party by implication, estoppel or otherwise. Without limiting the foregoing, ACADIA reserves and retains all rights to the ACADIA Technology and ACADIA […***…] Patents not granted to BLS pursuant to Section 2.1(a) or 2.2, including the rights to conduct the activities contemplated under Section 2.2(i) through (v). BLS agrees not to practice any ACADIA Technology and ACADIA […***…] Patents except pursuant to any license expressly granted to BLS in this Agreement or any other written agreement between the Parties. ACADIA agrees not to practice any BLS Technology except pursuant to any license expressly granted to ACADIA in this Agreement or any other written agreement between the Parties.

(b) Additional License Grant to ACADIA.

(i) BLS hereby grants (or causes its Affiliates to grant) to ACADIA a non-exclusive, royalty-free license, […***…], under only such BLS Patents as necessary for the manufacture, use, sale, offer for sale and/or importation of Pimavanserin or Product outside the Territory, […***…] solely to make, have made, use, sell, offer for sale and import Pimavanserin and Product outside the Territory.

(ii) BLS will grant to ACADIA (or will cause its Affiliates to grant), […***…], a non-exclusive license, […***…] (to the extent permitted by BLS’s agreements with Third Parties), under (x) BLS Patents not owned by BLS or its Affiliates (to the extent permitted by BLS’s agreements with Third Parties), and (y) BLS Patents owned by BLS or its Affiliates that are not included in the license granted under Section 2.4(b)(i), in each case only to the extent necessary for the manufacture, use, sale, offer for sale and/or importation of Pimavanserin and Product outside the Territory, to make, have made, use, sell, offer for sale and import Pimavanserin and Product outside the Territory.

2.5 Mutual Covenant.

(a) Mutual Covenant. During the Term, each Party hereby covenants […***…], in the Territory. In addition, […***…] during the Term, each Party hereby covenants […***…]; provided however, […***…], then such restriction shall not be applicable.

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(b) […***…]. Notwithstanding Section 2.4(b)(a), in the event that […***…].

ARTICLE 3

GOVERNANCE

3.1 Development Committee.

(a) Establishment. Within 30 days following the Effective Date, ACADIA and BLS shall establish a joint development committee (“Development Committee”) to oversee, review and coordinate the activities of the Parties under this Agreement with regard to development and regulatory approval of Product in the Field in the United States, which Development Committee shall be disbanded upon termination or expiration of the Development Term.

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(b) Duties. The Development Committee shall:

(i) review, coordinate, and discuss the overall development and regulatory strategies for commercializing Product in the Field in the United States;

(ii) review and approve the Development Plans and material changes to the Development Plans, including Budgets contained therein;

(iii) determine whether ACADIA or BLS will be responsible for conducting the clinical and preclinical studies and activities for obtaining Marketing Approval for Product in the Field in the United States, other than the ACADIA Studies;

(iv) subject to and within the parameters of the Development Plans, oversee the implementation of the Development Plans, including assigning roles, responsibilities, timelines and budgets for activities based upon the Development Plans;

(v) provide a forum for presentation by BLS to ACADIA of a proposal for an Indication within the Field other than ADP and PDP to be pursued in the Territory under this Agreement, as the Third Indication or otherwise;

(vi) determine the course of action with regard to any proposal by BLS to develop a Product in a Third Indication in the Territory;

(vii) determine whether ACADIA or BLS will be responsible for conducting the regulatory activities for obtaining Marketing Approval for Product in the Field in the United States and oversee the conduct of such regulatory activities;

(viii) provide a forum for resolving matters to submitted by any subcommittee of the Development Committee;

(ix) provide a forum for the Parties to exchange information and coordinate their respective activities with respect to development, regulatory and manufacturing matters pertaining to Product in the Territory and outside the Territory; and

(x) perform such other duties as are specifically assigned by the Parties to the Development Committee pursuant to this Agreement.

3.2 Development Committee Membership.

(a) Membership. Subject to Section 3.2(b), the Development Committee shall be composed of […***…] members, […***…] of whom shall be nominated by ACADIA and […***…] of whom shall be nominated by BLS; provided that […***…] individual to serve as the Chairman of the Development Committee. The Chairman shall have no voting power, except that, in the event of a deadlock between the voting members of the Development Committee, the Chairman shall have the tie-breaking vote, as provided in Section 3.4. Any member of the Development Committee may designate a substitute to attend and perform the functions of that member at any meeting of the Development Committee. Each Party may, with the consent of the other Party, such consent not to be unreasonably withheld or delayed, invite non-member, non-voting representatives of such Party to attend meetings of the Development Committee.

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(b) Withdrawal. At any time during the Term and for any reason, ACADIA shall have the right to withdraw from participation in the Development Committee upon written notice to BLS, which notice shall be effective immediately upon receipt (“Withdrawal Notice”). Following the issuance of a Withdrawal Notice and subject to this Section 3.2(b), ACADIA’s representatives to the Development Committee shall not participate in any meetings of the Development Committee, nor shall ACADIA have any right to vote on decisions within the authority of the Development Committee. If, at any time, following the issuance of a Withdrawal Notice, ACADIA wishes to resume participation in the Development Committee, ACADIA shall notify BLS in writing and, thereafter, ACADIA’s representatives to the Development Committee shall be entitled to attend any subsequent meeting of the Development Committee and to participate in the activities of, and decision-making by, the Committees as provided in this Article 3 as if a Withdrawal Notice had not been issued by ACADIA. Following ACADIA’s issuance of a Withdrawal Notice, unless and until ACADIA resumes participation in the Development Committee in accordance with this Section 3.2(b): (i) all meetings of the Development Committee shall be held at BLS’s facilities; (ii) BLS shall have the right to make the final decision on all matters within the scope of authority of the Development Committee; and (iii) ACADIA shall have the right to continue to receive the minutes of the Development Committee meetings, but shall not have the right to approve the minutes for any Development Committee meeting held after ACADIA’s issuance of a Withdrawal Notice. For clarity, if ACADIA withdraws and then resumes participation in the Development Committee, it shall not have any right to retroactively review or modify any decision made by the Development Committee during ACADIA’s withdrawal period.

3.3 Meetings. All Development Committee meetings shall be held as often as the members may determine, but in any event Development Committee meetings shall occur not less than once per Calendar Quarter. Such meetings may be held in person, or by any means of telecommunications or video conference, as the members deem necessary or appropriate; provided, however, that at least one Development Committee meeting per year shall be held in person and the location of such in-person meeting shall alternate between ACADIA’s and BLS’s offices in Barbados. The first meeting shall be held at BLS’s offices in Barbados. A quorum for Development Committee meetings shall be […***…] members, with at least […***…] members from each Party.

3.4 Decision-making of Development Committee.

(a) Vote Required. The Development Committee may make decisions with respect to any subject matter that is within the purview of the Development Committee’s duties. Except as expressly provided in this Agreement, all decisions of the Development Committee shall be made by unanimous vote or written consent, with ACADIA and BLS each having, respectively, one vote in all decisions. The Development Committee shall use reasonable efforts to resolve any disputes concerning the matters within its duties.

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If, with respect to a matter that is subject to the Development Committee’s duties and does not involve approval of […***…], the Development Committee cannot reach consensus, then the Chairman of the Development Committee shall cast the deciding vote on such matter (which shall become the decision of the Development Committee).

(b) Development Plan Dispute. If, with respect to a matter that is within the Development Committee’s duties and involves approval of […***…], the Development Committee cannot reach consensus within 15 days after it has met and attempted to reach such consensus, then either Party may, by written notice to the other Party (an “Escalation Notice”), have such matter referred for resolution to, on behalf of ACADIA, the Chief Executive Officer of ACADIA and to, on behalf of BLS, the President of BLS (collectively, the “Senior Executives”). The Senior Executives shall use good faith efforts to resolve the matter referred to them with 15 days of such referral. If, despite such good faith efforts, the Senior Executives are unable to resolve such matter within 30 days of the date of any Escalation Notice, then upon the written request of either Party, […***…].

(c) Decision by Development Committee. For all purposes under this Agreement, any decision made pursuant to Section 3.4(a) or 3.4(b) shall be deemed to be the decision of the Development Committee.

(d) Limitations. Notwithstanding this Section 3.4, any dispute regarding the interpretation of this Agreement or any alleged breach of this Agreement shall be resolved in accordance with the terms of Article 14.

3.5 Minutes. Minutes for each of the Development Committee meetings shall be prepared by an ACADIA member or a BLS member of the Development Committee alternately, with BLS’s member preparing the minutes for the first meeting of the Development Committee. The draft minutes shall be sent to all members of the Development Committee for comment promptly after each such meeting (but in no event more than 15 days after each such meeting). All actions noted in the minutes shall be reviewed and approved at subsequent meetings of the Development Committee; provided that if the Parties cannot agree as to the content of the minutes by the time the Development Committee next meets, such minutes shall be finalized to reflect any areas of disagreement.

3.6 Expenses. Each Party shall bear its own costs, including expenses incurred by the members nominated by it in connection with their activities as members of the Development Committee or as Chairman.

3.7 Subcommittees. From time to time, the Development Committee may establish subcommittees to oversee particular projects or activities within the scope of authority of the Development Committee, as it deems necessary or advisable. Each subcommittee shall consist of such number of representatives of each Party as the Development Committee determines is appropriate from time to

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time and shall meet with such frequency as the Development Committee shall determine. All decisions of each subcommittee shall be made by unanimous vote or written consent, with ACADIA and BLS each having, collectively, one vote in all decisions. If, with respect to a matter that is subject to a subcommittee’s decision-making authority, the subcommittee cannot reach unanimity, the matter shall be referred to the Development Committee, which shall resolve such matter in accordance with Section 3.4.

3.8 Scope of Governance. Notwithstanding the creation of the Development Committee or any subcommittee, each Party shall retain the rights, powers and discretion granted to it hereunder, and neither the Development Committee nor any subcommittee shall be delegated or vested with rights, powers or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree in writing. Neither the Development Committee nor any subcommittee shall have the power to amend or modify this Agreement, and no decision of the Development Committee or any subcommittee shall be in contravention of any terms and conditions of this Agreement. It is understood and agreed that issues to be decided by the Development Committee or any subcommittee, as applicable, are only those specific issues within the Development Committee’s duties. Any issues with respect to development of Product in the Field that relate solely to obtaining Marketing Approval in Canada or the commercialization of Product in the Field in the Territory shall be decided solely by BLS.

ARTICLE 4

DEVELOPMENT AND REGULATORY ACTIVITIES

4.1 Development Plans. The Parties have agreed to the initial PDP Development Plan (including a Budget contained therein) and the timeline, Budget and outline for the ADP Development Plan, which have been delivered by ACADIA to BLS under separate cover. The PDP Development Plan will include the ACADIA Studies and such additional studies, including preclinical and clinical studies, as are required by the FDA to secure Marketing Approval of Product for the treatment of PDP in the United States by the FDA, […***…], and a related Budget for such studies and activities. The Development Committee shall review and consider the Development Plans and any changes to the Development Plans on an ongoing basis, and in no event less frequently than once each half of a Calendar Year. All material changes to the Development Plans shall be subject to approval by the Development Committee.

4.2 Conduct of Development Activities.

(a) Compliance with Development Plan and Applicable Laws. All development and regulatory activities for obtaining Marketing Approval of Product in the Field in the United States shall be conducted by and on behalf of the Parties in accordance with the Development Plans and the other provisions of this Agreement. Each Party shall conduct the development activities for which it is the Responsible Party under the Development Plans in accordance with the Development Plans (including applicable Budget contained therein) and this Agreement. Each Party shall conduct those activities for which it is the Responsible Party under the Development Plans in compliance in all material respects with all Applicable Laws and in accordance with GLP and GCP under the

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Applicable Laws of the country in which such activities are conducted. BLS shall conduct development and regulatory activities for obtaining Marketing Approval of Product in the Field in Canada in accordance with this Agreement and in compliance in all material respects with all Applicable Laws and in accordance with GLP and GCP under the Applicable Laws of the country in which such activities are conducted. In the event the Parties agree that ACADIA shall conduct any studies and other activities other than ACADIA Studies […***…], for an amount of payment, and according to a payment schedule, agreed to by the Parties in writing, ACADIA shall conduct such studies and other activities in accordance with the Parties’ agreement and in compliance in all material respects with all Applicable Laws and in accordance with GLP and GCP under the Applicable Laws of the country in which such activities are conducted.

(b) Diligence. The Responsible Party shall use Commercially Reasonable Efforts to conduct and complete the studies and activities assigned to it in the Development Plans in order to achieve the goals of the Development Plans in accordance with the timelines specified therein. Without limiting the foregoing, each Party shall proceed diligently and in a timely manner with respect to the studies and activities for which it is the Responsible Party under the Development Plan by using its good faith efforts to allocate sufficient time, effort, equipment and facilities to such development activities and to use personnel with sufficient skills and experience as are required to accomplish such studies and activities in accordance with the Development Plans and the terms of this Agreement.

(c) Information Regarding Development Activities. Each Party shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved by or on behalf of such Party in the performance of its development activities under this Agreement. Each Party shall keep the Development Committee appropriately informed of the status of clinical and preclinical studies and other activities with respect to Product in the Field conducted under the Development Plans and BLS shall keep ACADIA informed of such studies and activities during any period that ACADIA has withdrawn from the Development Committees pursuant to Section 3.2(b). Upon request by the Development Committee, without limiting the foregoing, each Party shall promptly provide the Development Committee with summaries of data and results and, if requested by the Development Committee, all supporting data and results generated or obtained in the course of such Party’s performance of studies and activities under the Development Plans. In addition, BLS shall keep ACADIA informed of studies and activities conducted for obtaining Marketing Approval of Product in the Field in Canada, and, upon request by ACADIA, without limiting the foregoing, BLS shall promptly provide ACADIA with summaries of data and results generated or obtained in the course of BLS’s performance of such studies and activities. For clarity, the foregoing provision shall not limit ACADIA’s right to receive data pursuant to Section 4.7(g). Upon reasonable prior written notice, BLS shall have the right to inspect records and notebooks reflecting the work done and results achieved by or on behalf of ACADIA or its Affiliates in the performance of ACADIA’s development activities with respect to Pimavanserin and Product in the Field pursuant to the Development Plans.

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4.3 ACADIA Studies. Subject to Section 4.2 and except as otherwise mutually agreed, ACADIA shall conduct the ACADIA Studies in accordance with the PDP Development Plan with oversight by the Development Committee. ACADIA shall be the Responsible Party with respect to the ACADIA Studies and shall bear all Development Expenses of the ACADIA Studies, unless otherwise provided in the PDP Development Plan or mutually agreed by the Parties.

4.4 Other Development Activities in PDP.

(a) Other Development Activities. With regard to all clinical and preclinical studies and other activities under the PDP Development Plan, other than the ACADIA Studies, the PDP Development Plan shall specify which Party shall be the Responsible Party with respect to conducting such studies and activities with oversight by the Development Committee. The PDP Development Plan shall also specify which Party shall be the Responsible Party with respect to conducting CMC studies and technology transfer for the manufacture and supply of the active pharmaceutical ingredient for Product and finished Product for the prevention or treatment of PDP in the Territory with oversight by the Development Committee, and the Budget for such activities. Whether BLS or ACADIA is the Responsible Party for conducting studies or other activities under the PDP Development Plan, except as otherwise provided in this Section 4.4(a) or in Section 4.4(b) or 4.4(c), BLS shall be responsible for funding all studies (other than the ACADIA Studies, with the exception of any such studies where the Parties have mutually agreed under the PDP Development Plan and applicable Budget to share costs) and other activities under the PDP Development Plan and all studies and other activities for obtaining Marketing Approval of Product in the Field in Canada, including but not limited to the CMC studies, safety and drug interaction studies and technology transfer activities, in accordance with Section 4.8(a)(i). […***…].

(b) Additional Pre-NDA PDP Studies. In the event that the Development Committee determines that […***…] additional pivotal Phase III Clinical Trials of Product for the prevention or treatment of PDP are required in order to file an NDA for Product for the prevention or treatment of PDP with the FDA (the “Additional Pre-NDA PDP Studies”), then BLS shall have the option, which it may exercise upon written notice to ACADIA […***…] following such determination by the Development Committee, to do one of the following:

(i) participate with ACADIA in the Additional Pre-NDA PDP Studies, subject to amendment of the PDP Development Plan by the Development Committee to define such additional studies, including the Responsible Party and Budget for such additional studies, which Additional Pre-NDA PDP Studies shall be funded by BLS in accordance with Section 4.8(a)(i);

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(ii) terminate this Agreement […***…], with the effect set forth in Sections 13.2 and 13.4; or

(iii) proceed with other arrangements as agreed in writing by the Parties, after negotiating in good faith, to maximize the commercial opportunity for the Product;

provided, however, if no written notice is provided to ACADIA within such 90-day period, then BLS shall be deemed to have selected the option outlined in the foregoing clause (i).

(c) Additional Post-NDA PDP Studies. In the event that an NDA for Product for the prevention or treatment of PDP has been filed with the FDA, but the FDA does not approve such NDA and requests that additional studies of Product for the prevention or treatment of PDP be conducted (the “Additional Post-NDA PDP Studies”), then BLS shall have the option, which it may exercise upon written notice to ACADIA […***…] following such determination by the Development Committee, to do one of the following:

(i) participate with ACADIA in the Additional Post-NDA PDP Studies, subject to amendment of the PDP Development Plan by the Development Committee to define such additional studies, including the Responsible Party and Budget for such additional studies, which Additional Post-NDA PDP Studies shall be funded by BLS in accordance with Section 4.8(a)(i);

(ii) terminate this Agreement […***…], with the effect set forth in Sections 13.2 and 13.4; or

(iii) proceed with other arrangements as agreed in writing by the Parties, after negotiating in good faith, to maximize the commercial opportunity for the Product;

provided, however, if no written notice is provided to ACADIA within such […***…], then BLS shall be deemed to have selected the option outlined in the foregoing clause (i).

4.5 Development Activities in ADP.

(a) First Clinical Trial. […***…], the Parties shall initiate a […***…] Trial of Product, as determined by the Development Committee, for the prevention or treatment of ADP pursuant to the ADP Development Plan approved by the Development Committee. Such clinical trial shall be designed based on a commercially reasonable assessment of the then-available data and described in the ADP Development Plan. The ADP Development Plan shall specify which Party shall be the Responsible Party with respect to conducting such clinical trial with oversight by the Development Committee. Each Party shall conduct such clinical trial in accordance with the ADP Development Plan (including the applicable Budget contained therein), and BLS shall be responsible for funding such clinical trial under the ADP Development Plan.

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(b) Additional Studies After First Clinical Trial. Following the completion of, and receipt of results for such first clinical trial for ADP, BLS shall have the option, which it may exercise upon written notice to ACADIA […***…], to do one of the following:

(i) continue to develop, fund and seek regulatory approval for Product for the prevention or treatment of ADP in the Territory, including to conduct such studies and other activities required in order to file an NDA or label extension for Product for the prevention or treatment of ADP with the FDA, subject to amendment of the ADP Development Plan by the Development Committee to define such additional studies and activities (including CMC studies and technology transfer for the manufacture and supply of the active pharmaceutical ingredient for Product and finished Product for the prevention or treatment of ADP in the Territory), including the Responsible Party and Budget for such additional studies and activities, which studies and activities shall be funded by BLS in accordance with Section 4.8(a)(i);

(ii) terminate this Agreement […***…], with the effect set forth in Sections 13.3 and 13.4; or

(iii) proceed with other arrangements as agreed in writing by the Parties, after negotiating in good faith, to maximize the commercial opportunity for the Product;

provided, however, if no written notice is provided to ACADIA within such […***…], then BLS shall be deemed to have selected the option outlined in the foregoing clause (i).

4.6 Development Activities in Third Indication. BLS shall have the right, but not the obligation, to develop a Product in a Third Indication for use in the Territory. If BLS elects to pursue development of Product in a Third Indication for use in the Territory, it shall notify the Development Committee and the Development Committee shall determine the course of action. The Development Committee shall establish the Third Indication Development Plan describing which preclinical and clinical studies and other activities are required in order to file an NDA or label extension for Product for the prevention or treatment of the Third Indication with the FDA (including CMC studies and technology transfer for the manufacture and supply of the active pharmaceutical ingredient for Product and finished Product for the prevention or treatment of the Third Indication in the Territory). Each Party shall conduct such studies and activities in accordance with the Third Indication Development Plan (including the applicable Budget contained therein), and BLS shall be responsible for funding all studies and activities under the Third Indication Development Plan in accordance with Section 4.8(a)(i).

4.7 Regulatory Activities.

(a) Conduct of Regulatory Activities. All regulatory activities for obtaining Marketing Approval of Product in the Field in the Territory shall be conducted by and on behalf of the Parties in compliance with the provisions of this Agreement. Each Party shall conduct all of those regulatory activities for which it is the Responsible Party, and BLS shall conduct all of those regulatory

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activities for obtaining Marketing Approval of Product in the Field in Canada, in compliance in all material respects with all Applicable Laws of the country in which such activities are conducted. ACADIA may not conduct any development (including regulatory) activities with respect to any Product in the Field in the Territory without BLS’s prior written consent, which consent shall not be unreasonably withheld, except pursuant to a Development Plan. Upon request by the Responsible Party, the other Party shall provide reasonable assistance to the Responsible Party in relation to the performance by the Responsible Party of such regulatory activities under this Agreement.

(b) United States. The Development Committee shall designate which Party shall be the Responsible Party with respect to filing the NDA for Product in the applicable Indication in the Field in the United States and obtaining Marketing Approval for Product in such Indication in the Field in the United States with oversight by the Development Committee, which designations shall be set forth in the applicable Development Plan. Each Party shall conduct such regulatory activities for which it is the Responsible Party in accordance with the Development Plan (including the Budget set forth therein) and shall use Commercially Reasonable Efforts to obtain Marketing Approval in the Field in the United States, and BLS shall be responsible for funding all regulatory activities for obtaining Marketing Approval in the United States in accordance with Section 4.8(a)(i). In the event that ACADIA is the Responsible Party for such regulatory activities with respect to Product in an Indication in the Field in the United States, (i) ACADIA shall inform FDA that one representative of BLS will attend meetings between ACADIA and FDA and shall timely inform BLS of any such scheduled meetings as soon as practicably possible and (ii) within […***…] days after receipt of a Marketing Approval, ACADIA shall transfer to BLS […***…], such Marketing Approval for such Indication in the Field to enable BLS to manage the commercialization and any additional development of Product in such Indication in the Field in the Territory. Except as may be required by Applicable Laws, ACADIA shall not communicate regarding development or regulatory matters relating to Pimavanserin or any Product in the Field with any Regulatory Authority in the Territory unless explicitly provided for in a Development Plan or requested or permitted in writing to do so by BLS or unless so ordered by such Regulatory Authority in the Territory, in which case ACADIA shall immediately notify BLS of such order or shall seek permission for BLS to participate in such communication, which shall not be unreasonably withheld or delayed. In addition to the information required to be provided to the other Party in other provisions of this Agreement, BLS shall timely provide ACADIA with summaries of its communications and correspondence with the Regulatory Authorities in the Territory with respect to safety and manufacturing issues with respect to Pimavanserin or Product for use in the Field in the Territory and ACADIA shall timely provide BLS with summaries of its communications and correspondence with the Regulatory Authorities in the Territory with respect to safety and manufacturing issues with respect to Pimavanserin or Product for use outside the Field in the Territory.

(c) Canada. BLS may, at its sole discretion, file for and obtain Marketing Approval for Product in the Field in Canada. BLS shall be solely responsible with respect to such regulatory activities and shall bear all expenses associated with all such regulatory activities. ACADIA shall provide all reasonable assistance necessary to BLS in respect of any requirements of any Canadian Regulatory Authority relating to the Product.

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(d) BLS’s Right of Reference. ACADIA shall in a timely manner provide BLS with all Regulatory Filings, and any data included or referenced therein, with respect to Product (i) for use outside the Territory and (ii) for use outside the Field in the Territory, in each case, made by or on behalf of ACADIA or its Affiliates. During the Term so long as BLS has an exclusive license to Product in the Field in the Territory, BLS and its Affiliates, Distributors and Sublicensees shall have the royalty-free right to reference and use all Regulatory Filings (including data included or referenced therein) Controlled by ACADIA or its Affiliates with respect to Product (x) for use outside the Field in the Territory and (y) for use outside the Territory, in each case, solely in connection with any Marketing Approval BLS or its Affiliates, Distributors or Sublicensees may seek to obtain with respect to Product in the Field in the Territory.

(e) ACADIA’s Right of Reference. BLS shall in a timely manner provide ACADIA with all Regulatory Filings, and any data included or referenced therein, with respect to Product for use in the Field in the Territory made by or on behalf of BLS (including any Affiliate, Distributor or Sublicensee of BLS). During the Term, ACADIA and its Affiliates shall have the royalty-free right to reference and use all Regulatory Filings (including data included or referenced therein), with respect to Product for use in the Territory Controlled by BLS or any of its Affiliates, Distributors or Sublicensees solely in connection with any Marketing Approval ACADIA or its Affiliates may seek to obtain with respect to Product (i) for use outside the Territory and (ii) for use outside the Field in the Territory.

(f) Permitted Licensees’ Data Right and Right of Reference. ACADIA shall have the royalty-free right to (i) access to, and grant licenses to its Permitted Licensees under, the data generated by or on behalf of BLS (including any Affiliate, or Distributor or Sublicensee of BLS) intended to be incorporated in an NDA of Product in the Field in the Territory and (ii) provide access to and grant to its Permitted Licensees the right to reference and use the NDA, in each case, solely in connection with any Marketing Approval ACADIA or its Affiliates or Permitted Licensees may seek to obtain for Product for use outside the Field in the Territory or for use outside the Territory.

(g) Pharmacovigilance. ACADIA shall be responsible, at its own expenses, for the maintenance of the global safety database for Product. Each Party shall cooperate (at its sole cost and expense), and shall cause its Affiliates, licensees, Distributors and Sublicensees to cooperate, in implementing a pharmacovigilance mutual alert process with respect to Product to comply with all applicable legal obligations of Regulatory Authorities. The Parties shall enter into a pharmacovigilance agreement on terms no less stringent than those required by ICH guidelines, including: (i) providing detailed procedures regarding the maintenance of core safety information and the exchange of safety data relating to Pimavanserin and Product worldwide within appropriate timeframes and in an appropriate format to enable each party to meet both expedited and periodic regulatory reporting requirements; and (ii) ensuring compliance with the reporting requirements of all applicable Regulatory Authorities on a worldwide basis for the reporting of safety data in accordance with standards stipulated in the ICH guidelines, and all applicable regulatory and legal requirements regarding the management of safety data.

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4.8 Expenses.

(a) Funding Obligation. Subject to the terms of this Section 4.8:

(i) BLS shall bear 100% of all Development Expenses, excluding […***…] Expenses related to the ACADIA Studies (other than that portion of the ACADIA Studies for which the Parties mutually agree to share costs pursuant to the Development Plan and applicable Budget), that do not exceed the Budget for such Development Expenses by more than […***…] unless otherwise approved by the Development Committee […***…];

(ii) […***…];

(iii) BLS shall bear 100% of all Regulatory Expenses that do not exceed the Budget for such Regulatory Expenses by more than […***…] unless otherwise approved by the Development Committee; and

(iv) BLS shall bear 100% of all costs and expenses in conducting studies and activities to support development and regulatory activities relating to Pimavanserin and Product for obtaining Marketing Approval for Product in the Field in Canada, which are not otherwise included in Development Expenses and Regulatory Expenses.

The Responsible Party shall not be entitled to payment by the other Party for any Expenses that exceed the Budget for such Expenses by more than […***…] unless otherwise approved by the Development Committee; provided that the Development Committee shall in good faith consider adjustments to the Budget for any Expenses or payment of Expenses that exceed the Budget for such Expenses by more than […***…] to accommodate circumstances that arise following the determination of the applicable Budget.

(b) Payment. Within […***…] days after the end of each Calendar Quarter, each Party shall provide a written report (each, a “Quarterly Report”) to the other Party setting forth in reasonable detail the Expenses (together with the evidence supporting such Expenses) relating to such Calendar Quarter. Within […***…] days after the end of such Calendar Quarter, BLS shall provide ACADIA a written report based upon the Quarterly Reports (each, a “Payment Report”) setting forth the amount payable by BLS to ACADIA in accordance with Section 4.8(a) or the amount payable by ACADIA to BLS in accordance with Section 4.8(a). BLS shall pay the amount due to ACADIA as set forth in the applicable Payment Report at the time of delivery of such Payment Report, and in the case that the Payment Report reflects any amount payable by ACADIA to BLS, ACADIA shall pay such amount due to BLS within […***…] days after receipt of such Payment Report.

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(c) Audit. Each Party shall have the right to cause an independent, certified public accounting firm reasonably acceptable to the other Party to audit the other Party’s records relating to Expenses to confirm the amount of the Expenses reflected in the Quarterly Reports and Payment Reports. Such audit right may be exercised during normal business hours upon reasonable prior written notice to the audited Party; provided that such audit right may be exercised no more than once in any 12 month period and no more than once with regard to any given Calendar Quarter. As appropriate, prompt adjustments to payments made pursuant to this Section 4.8 shall be made by the Parties to reflect the results of such audit. The auditing Party shall bear the full cost of such audit unless such audit discloses an over-reporting by the audited Party of more than […***…] of the amount of Expenses for a given Calendar Quarter, in which case, the audited Party shall bear the full cost of such audit.

4.9 Transfer of Know-How. Promptly and no later than one month following the Effective Date, ACADIA shall make available to BLS, at no additional cost or expense to BLS, the ACADIA Know-How that exists as of the Effective Date. During the Term, ACADIA shall provide to BLS, at no additional cost or expense to BLS, all ACADIA Know-How that has not previously been provided hereunder promptly upon such ACADIA Know-How being obtained or generated by ACADIA. During the Term, BLS shall provide to ACADIA, at no additional cost or expense to ACADIA, all BLS Know-How as is necessary to enable ACADIA to conduct development activities assigned to it under the Development Plans and, if ACADIA has exercised its Co-Promotion Option, to co-promote Product in the Field in the United States.

4.10 Use of Subcontractors. Each Party may subcontract some of its development activities under this Agreement to one or more subcontractors, provided that (a) none of the other Party’s rights hereunder are diminished or otherwise adversely affected as a result of such subcontracting, and (b) the subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information which are no less stringent than those undertaken by the Parties pursuant to Article 8. In the event a Party performs any of its development activities hereunder through a subcontractor, then such Party shall at all times be fully responsible for the performance and payment of such subcontractor.

4.11 Materials Transfer. In order to facilitate the development activities contemplated by this Agreement, either Party may provide to the other Party certain biological materials or chemical compounds Controlled by the supplying Party (collectively, “Materials”) for use by the other Party in furtherance of such development activities. Except as otherwise provided for under this Agreement, all such Materials delivered to the other Party will remain the sole property of the supplying Party, will be used only in furtherance of the development activities conducted in accordance with this Agreement, will not be used or delivered to or for the benefit of any Third Party, except for subcontractors pursuant to Section 4.10, without the prior written consent of the supplying Party, and will be used in compliance with all Applicable Laws. The Materials supplied under this Agreement must be used with prudence and appropriate caution in any experimental work because not all of their characteristics may be known. Except as expressly set forth in this Agreement, THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

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4.12 ACADIA’s Development Efforts Outside the Territory or Outside the Field. ACADIA agrees and acknowledges that it is in the Parties’ mutual interests to keep BLS reasonably informed as to the efforts of ACADIA or ACADIA’s licensees or collaborators in developing any Product for use (i) outside the Territory or (ii) outside the Field in the Territory. ACADIA shall provide […***…], regular summaries of development activities, including Regulatory Filings and summary results of all preclinical studies and clinical trials prepared according to applicable national and international (e.g., ICH, GCP, GLP, and GMP) guidelines, in each case, with respect to any Product being developed for use outside the Territory or outside the Field in the Territory. ACADIA shall use its Commercially Reasonable Efforts not to conduct […***…], any activities with respect to Pimavanserin and Product that would have a material adverse effect on the development or commercialization of any Product that is being developed or commercialized by BLS, its Affiliates, Distributors or Sublicensees pursuant to this Agreement. ACADIA shall […***…] enter into good faith negotiations with BLS to resolve any concerns BLS may have with respect to such activities.

ARTICLE 5

COMMERCIALIZATION AND PROMOTION; MANUFACTURE AND SUPPLY

5.1 Commercialization of Product.

(a) BLS Responsibilities. BLS shall be solely responsible for commercializing Product in the Field in the Territory in accordance with to the terms and conditions of this Agreement. It is anticipated that BLS may enter into distribution and supply agreements with its Affiliates or Third Parties for the commercialization of the Product in the Territory. Further, regardless of whether ACADIA exercises the Co-Promotion Option as provided in Section 5.2 below, during the Term, BLS shall have the exclusive right and responsibility, which may carried out by BLS itself or its Distributors or Sublicensees, to commercialize Product in the Field in the Territory, including, but not limited to:

(i) establishing the commercialization and marketing strategy and tactics (the “Commercial Strategy”);

(ii) establishing pricing and reimbursement policy;

(iii) managed care contracting;

(iv) receiving, accepting and filling orders;

(v) distribution to customers;

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(vi) controlling invoicing, processing orders and collecting accounts receivable for sales; and

(vii) recording sales in its books of account for sales.

(b) Commercialization Plan. Within a reasonable time prior to anticipated launch of a Product, BLS shall prepare or shall cause its Distributors or Sublicensees to prepare a plan setting forth the commercialization plan for the marketing, promotion and pricing of Product in the Field in the Territory, which plan shall be in reasonable scope and detail and may be amended by BLS. BLS shall provide, or cause to be provided, such plan to ACADIA on an annual basis and shall provide, or cause to be provided, any material amendments to such plan to ACADIA. Without limiting the provisions of this Section 5.1, BLS shall regularly consult with and provide updates to ACADIA regarding the Commercial Strategy and the commercialization of Product in the Field in the Territory. The Parties shall form a business forum to coordinate commercial activities in the Territory with activities in the rest of the world. BLS shall meet regularly with designated representatives of ACADIA to discuss the commercialization of Product in the Field in the Territory. In addition, the Senior Executives of the Parties shall have regular contact to discuss matters relating to the commercialization of Product. If ACADIA exercises the Co-Promotion Option set forth in Section 5.2, then the Parties shall form a committee to coordinate and facilitate commercial activities amongst the Parties.

(c) Diligence. BLS shall use, and shall cause its Distributors or Sublicensees to use, Commercially Reasonable Efforts to market, promote and commercialize Product with respect to which BLS has obtained the Marketing Approval in the Field in the Territory in accordance with the provisions of this Agreement.

5.2 ACADIA Co-Promotion Option. ACADIA shall have […***…] option to co-promote Product in the Field in the United States with a Distributor or a Sublicensee (the “Co-Promotion Option”) in accordance with the Commercial Strategy. ACADIA may exercise the Co-Promotion Option […***…], by notifying BLS in writing at least […***…] days in advance. In the event that ACADIA exercises the Co-Promotion Option as provided in this Section 5.2, ACADIA shall have the exclusive right to detail and promote Product in the Field in the United States with the applicable Distributor or Sublicensee during the Term according to the terms set forth in Exhibit A. In the event that ACADIA does not exercise a Co-Promotion Option as provided in this Section 5.2, ACADIA shall have no right to promote and detail Product in the Field in the United States with BLS, and BLS shall have no further obligation with respect to the relevant Co-Promotion Option. BLS shall require the applicable Distributor or Sublicensee, to whom it has delegated BLS’ obligations under Exhibit A, to honor the Co-Promotion Option and enter into the Co-Promotion Agreement (as defined in Exhibit A), if the Co-Promotion Option is exercised by ACADIA in accordance with this Section 5.2. In the event that such Distributor or Sublicensee does not enter into the Co-Promotion Agreement, then ACADIA shall be […***…].

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5.3 Manufacture and Supply.

(a) In the Territory. ACADIA and BLS shall develop and reasonably agree upon a detailed plan to transfer to BLS, at BLS’s expense (solely with respect to Costs and Expenses), responsibility for manufacturing and supply of Pimavanserin and Product in the Field in the Territory. BLS shall have responsibility for the management of, at its sole discretion, the manufacture, packaging, labeling and supply of Product in the Territory for PDP (where BLS has not terminated this Agreement […***…]), and ADP (where BLS has elected to pursue ADP and has not terminated this Agreement […***…]). It is anticipated that BLS will enter into manufacturing and packaging agreements with one of its Affiliates and/or a Third Party for the manufacture, packaging and labeling of Product for sale in the Territory for PDP and ADP.

(b) BLS’s Supply Right. If ACADIA elects to commercialize Product, whether on its own or with any Affiliate or Third Party, or otherwise licenses a Third Party to commercialize Product either (i) outside the Territory, or (ii) within the Territory […***…], where BLS has elected not to pursue such Indication, then ACADIA may offer to BLS the right to manufacture and supply Product to ACADIA and/or its Affiliates and licensees in such countries. If offered to and accepted by BLS, the applicable Parties shall negotiate in good faith the terms and conditions of such manufacture and supply.

5.4 Territory Compliance. ACADIA and its Affiliates and licensees (i) shall not, directly or indirectly, commercialize any Product in the Field in the Territory, subject to the right to co-promote upon exercise of the Co-Promotion Option, and (ii) shall promptly cease selling or distributing any Product to any Third Party, or otherwise assisting any Third Party, who is commercializing or attempting to commercialize or distribute any Product in the Field in the Territory. BLS and its Affiliates, Distributors and Sublicensees (A) shall not, directly or indirectly, commercialize the Product outside the Territory or outside the Field in the Territory and (B) shall promptly cease selling or distributing the Product to any Third Party, or otherwise assisting any Third Party, who is commercializing or attempting to commercialize or distribute the Product outside the Territory or outside the Field in the Territory.

ARTICLE 6

PAYMENTS

6.1 Initial Payment. In consideration for the licenses and rights granted to BLS hereunder, BLS shall pay to ACADIA a payment in the amount of US$30,000,000 upon the Effective Date. […***…]. The payments set forth in this Section 6.1 shall not be refundable or creditable against any other payments by BLS to ACADIA under this Agreement.

6.2 Milestone Payments. In further consideration for the licenses and rights granted to BLS hereunder, BLS shall pay to ACADIA the milestone payments set out below following the first achievement of the corresponding milestone. A Party shall notify

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the other Party in writing within […***…] days after the achievement of each milestone event, and ACADIA shall invoice BLS at the time of or following such notice for the applicable milestone payment. BLS shall pay to ACADIA the amounts set forth below within […***…] days after its receipt of ACADIA’s invoice. The payments set forth in this Section 6.2 shall not be refundable or creditable against any other payments by BLS to ACADIA under this Agreement, […***…].

Milestone Event	Milestone Payment
1. PDP
(a) […***…]	[…***…]
(b) […***…]	[…***…]
(c) Acceptance by the FDA of the NDA filing for PDP	[…***…]
(d) Receipt of the approval by the FDA of the NDA for PDP	[…***…]

2. ADP
(a) […***…]	[…***…]
(b) […***…]	[…***…]
(c) Acceptance by the FDA of the NDA filing for ADP	[…***…]
(d) Receipt of the approval by the FDA of the NDA for ADP	[…***…]

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3. Third Indication
(a) […***…]	[…***…]
(b) […***…]	[…***…]

4. Sales-based Milestones
(a) First calendar year in which aggregate annual Net Sales of Product in the Territory exceed […***…]	[…***…]
(b) First calendar year in which aggregate annual Net Sales of Product in the Territory exceed […***…]	[…***…]
(c) First calendar year in which aggregate annual Net Sales of Product in the Territory exceed […***…]	[…***…]
(d) First calendar year in which aggregate annual Net Sales of Product in the Territory exceed […***…]	[…***…]
(e) First calendar year in which aggregate annual Net Sales of Product in the Territory exceed […***…]	[…***…]
(f) First calendar year in which aggregate annual Net Sales of Product in the Territory exceed […***…]	[…***…]

If BLS develops Product in an Indication other than the PDP or ADP that reaches Milestone Event 3(a) or 3(b) and the Development Committee has not approved such Indication as the Third Indication, such Indication shall be deemed the Third Indication for purposes of the foregoing milestone payments. Any milestone payment payable by BLS pursuant to Section 6.2 shall be made no more than once with respect to the achievement of each such milestone event. For clarity, if development of a Product is discontinued and a replacement Product is developed, then milestone payments shall be due only for any milestone events achieved by the replacement Product that were not reached by the discontinued Product. […***…].

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6.3 Royalty Payments.

(a) Royalty Rate. Subject to the terms and conditions of this Agreement, in further consideration for the licenses and rights granted to BLS under this Agreement, BLS shall pay to ACADIA royalties as set forth below on aggregate annual Net Sales:

Aggregate Annual Net Sales	Royalty Rate
For the portion of aggregate annual Net Sales of less than or equal to US$100,000,000	15%
For the portion of aggregate annual Net Sales greater than US$100,000,000	20%

(b) Third Party Licenses.

(i) If, during the Term, BLS determines that it is necessary to obtain a license from any Third Party to any issued patent and patent application in order to practice the ACADIA Technology to manufacture, use, sell or import Pimavanserin or Product (but expressly excluding any device or active pharmaceutical component of Product other than Pimavanserin) for use in the Field in the Territory, […***…].

(ii) […***…].

(c) Generic Competition. On a country-by-country basis and Product-by-Product basis, in any country in the Territory in which there is no Valid Claim within the ACADIA Patents or the Joint Patents that covers the composition of Pimavanserin or the applicable Product, or the manufacture or use of Pimavanserin or such Product in the Field, in such country, the royalty rate applicable to the Net Sales of such Product in such country set forth in Section 6.3(a) shall be […***…]. For the purposes of this

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Section 6.3(c), the amount of gross sales of Product shall be ascertained by reputable published marketing data for such country (e.g. by reference to sales data collected by IMS) or as otherwise mutually agreed. The term “Generic Product” refers to a pharmaceutical product containing Pimavanserin and the same other active ingredient(s), as applicable, as the Product being sold by BLS or its Affiliates, Distributors and Sublicensees, which is marketed by an entity other than BLS, its Affiliates, Distributors or Sublicensees in the Field. […***…].

(d) Royalty Term. On a country-by-country basis and Product-by-Product basis, BLS’s obligation to make royalty payments pursuant to this Section 6.3 will commence upon the First Commercial Sale of a Product in a country in the Territory and shall continue until […***…] (the “Royalty Term”).

(e) One Royalty. Only one royalty shall be due by BLS to ACADIA with respect to the same unit of Product.

ARTICLE 7

PAYMENTS, BOOKS AND RECORDS

7.1 Payment Method. All payments to ACADIA under this Agreement shall be made by bank wire transfer in immediately available funds to an account in the name of ACADIA designated in writing by ACADIA. Payments hereunder shall be considered to be made as of the day on which they are received by ACADIA’s designated bank.

7.2 Payment Currency: Currency Conversion.

(a) United States Dollars. Unless otherwise expressly stated in this Agreement, all amounts specified to be payable under this Agreement are in United States Dollars and shall be paid in United States Dollars.

(b) Currency Conversion. Net Sales in countries in the Territory invoiced in currency other than United States Dollars, as appropriate, shall be translated to United States Dollars using an exchange rate equal to the weighted average of the rates of exchange for the currency of the country from which the payments are payable as published by The Wall Street Journal, Eastern U.S. Edition, during the Calendar Quarter for which a payment is due.

7.3 Taxes.

(a) Cooperation and Coordination. The Parties acknowledge and agree that it is their mutual objective and intent to minimize, to the extent feasible, income and other taxes payable with respect to their collaborative efforts under this Agreement and that they shall use their reasonable efforts to cooperate and coordinate with each other to achieve such objective.

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(b) Payment of Tax. A Party receiving a payment shall pay any and all taxes levied on such payment. If the fiscal or taxing authorities of any relevant jurisdiction assert that amounts are required to be withheld from the payments due to a Party hereunder, or the tax laws in one or more jurisdictions have changed so as to explicitly require such treatment, the Party made aware of such assertion or change in law shall inform the other Party within 30 days and shall consult with the other Party regarding the consequences of such assertion or change. If applicable laws require that taxes be deducted and withheld from a payment, the remitting Party shall (i) deduct those taxes from the payment; (ii) pay the taxes to the proper taxing authority; (iii) send evidence of the obligation together with proof of payment to the other Party within 60 days following that payment; and (iv) shall provide such assistance as the other Party may reasonably require in obtaining any refund of such amounts to which the other Party may be entitled, to the extent that such assistance does not cause the remitting Party to incur any liability in respect of the taxes asserted to be due.

7.4 Records. BLS shall keep, and require its Affiliates, Distributors and Sublicensees to keep, complete, true and accurate books of accounts and records for the purpose of determining the amounts payable to ACADIA pursuant to this Agreement. Such books and records shall be kept for such period of time required by law, but no less than at least 3 years following the end of the Calendar Quarter to which they pertain. Such records shall be subject to inspection in accordance with Section 7.5.

7.5 Audits. Upon not less than 60 days’ prior written notice, BLS shall permit an independent, certified public accountant selected by ACADIA and reasonably acceptable to BLS, which acceptance will not be unreasonably withheld or delayed (for the purposes of this Section 7.5, the “Auditor”), to audit or inspect those books or records of BLS, its Affiliates, Distributors and Sublicensees that relate to Net Sales and Royalty Reports for the sole purpose of verifying the: (a) royalties payable hereunder in respect of Net Sales; (b) withholding taxes, if any, required by Applicable Law to be deducted as a payment by BLS in respect of such Net Sales; (c) exchange rates used in determining the amount of United States dollars. The Auditor shall disclose to ACADIA only the amount and accuracy of payments reported and actually paid or otherwise payable under this Agreement. The Auditor shall send a copy of the report to BLS at the same time it is sent to ACADIA. Such inspections may be made no more than once each Calendar Year and during normal business hours. Such records for any particular Calendar Quarter shall be subject to no more than one inspection. […***…]. ACADIA shall endeavor in such inspection not to disrupt the normal business activities of BLS, or its Affiliates, Distributors or Sublicensees.

7.6 Financial Reporting and Auditing Cooperation. If BLS and/or any of its Affiliates that control (as such term is used in Section 1.12) BLS determine that, based on their analysis and subsequent discussions with their external auditors and following discussion with ACADIA, BLS and/or such Affiliates are required to consolidate ACADIA under GAAP, the Parties shall collaborate in good faith to […***…] identify and mutually agree on standard financial information that ACADIA shall provide to BLS and such

Affiliates in order for BLS and such Affiliates to prepare such consolidated financial statements […***…]; provided that in no event shall any such accommodation restrict ACADIA’s ability to conduct its operations in the normal course of business.

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7.7 Late Payments. In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest from the date due at a rate per annum equal to […***…] above the U.S. Prime Rate (as set forth in the Wall Street Journal, Eastern Edition) for the date on which payment was due, calculated daily on the basis of a 365-day year, or similar reputable data source; provided that, in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit the Party entitled to receive such payment from exercising any other rights it may have as a consequence of the lateness of any payment.

ARTICLE 8

CONFIDENTIALITY

8.1 Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that the receiving Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any confidential or proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) which is disclosed to it by the other Party (the “Disclosing Party”) including, but not limited to, all information concerning Pimavanserin and/or Product, information disclosed by one Party to the other pursuant to the Confidentiality Agreement and any other technical or business information of whatever nature (collectively, “Confidential Information”).

8.2 Exceptions. Notwithstanding Section 8.1 above, the obligations of confidentiality and non-use shall not apply to Confidential Information that, in each case as demonstrated by competent evidence:

(a) was already known to the Receiving Party or any of its Affiliates, other than under an obligation of confidentiality, at the time of disclosure;

(b) was generally available to the public or was otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure by the Disclosing Party and other than through any act or omission of the Receiving Party or any of its Affiliates in breach of this Agreement;

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(d) was subsequently lawfully disclosed to the Receiving Party or any of its Affiliates by a Person other than the Disclosing Party, and who, to the best knowledge of the Receiving Party, did not directly or indirectly receive such information directly or indirectly from the Disclosing Party under an obligation of confidence; or

(e) was developed by the Receiving Party or its Affiliate without use of or reference to any information or materials disclosed by the Disclosing Party.

8.3 Permitted Disclosures. Notwithstanding the provisions of Section 8.1, each Party may disclose Confidential Information belonging to the other Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a) filing or prosecuting Patents as permitted by this Agreement;

(b) prosecuting or defending litigation as permitted by this Agreement;

(c) complying with applicable court orders or governmental regulations; and

(d) disclosure to Third Parties in connection with due diligence or similar investigations by or on behalf of a Third Party in connection with a potential license to, Distribution Agreement with or collaboration with such Third Party, or a potential merger or acquisition by such Third Party, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by similar terms of confidentiality and non-use at least as stringent as those set forth in this Article 8.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 8.3 (b) or 8.3 (c), it shall, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such Party would use to protect its own confidential information, but in no event less than reasonable efforts; provided, that any Confidential Information so disclosed shall still be subject to the restrictions on use set forth in this Article 8. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

8.4 Confidentiality of this Agreement and its Terms. Except as otherwise provided in this Article 8, each Party agrees not to disclose to any Third Party the existence of this Agreement or the terms of this Agreement without the prior written consent of the other Party hereto, except that each Party may disclose the terms of this Agreement that are not otherwise made public as contemplated by Section 8.5 and as permitted under Section 8.3.

8.5 Public Announcements.

(a) As soon as practicable following the Effective Date hereof, the Parties shall each issue a mutually agreed to press release announcing the existence of this Agreement substantially in the form attached hereto as Exhibit B. Except as required by law

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(including, without limitation, disclosure requirements of the U.S. Securities and Exchange Commission (“SEC”), the NASDAQ stock exchange or any other stock exchange on which securities issued by a Party or its Affiliates are traded), neither Party shall make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld or delayed; provided, that it shall not be unreasonable for a Party to withhold consent with respect to any public announcement containing any of such Party’s Confidential Information. In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

(b) The Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with the SEC, the NASDAQ stock exchange or any other stock exchange or governmental agency on which securities issued by a Party or its Affiliate are traded, and each Party shall use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided, that each Party shall ultimately retain control over what information to disclose to the SEC, the NASDAQ stock exchange or any other stock exchange or governmental agency, as the case may be, and provided further that the Parties shall use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies. Other than such obligation, neither Party (nor its Affiliates) shall be obligated to consult with or obtain approval from the other Party with respect to any filings to the SEC, the NASDAQ stock exchange or any other stock exchange or governmental agency.

8.6 Publication of the Product Information. At least […***…] days prior to publishing, publicly presenting, and/or submitting for written or oral publication a manuscript, abstract or the like that includes information relating to any Product that has not been previously published, each Party shall provide to the other Party a draft copy thereof for its review (unless such Party is required by law to publish such information sooner, in which case such Party shall provide such draft copy to the other Party as much in advance of such publication as possible). The publishing Party shall consider in good faith any comments provided by the other Party during such […***…]-day period. In addition, the publishing Party shall, at the other Party’s reasonable request, remove therefrom any Confidential Information of such other Party. The contribution of each Party shall be noted in all publications or presentations by acknowledgment or co-authorship, whichever is appropriate.

8.7 Prior Non-Disclosure Agreements. As of the Effective Date, the terms of this Article 8 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) dealing with the subject of this Agreement, including without limitation the Confidentiality Agreement. Any information disclosed under such prior agreements shall be deemed disclosed under this Agreement.

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ARTICLE 9

PATENT PROSECUTION AND ENFORCEMENT

9.1 Ownership of Intellectual Property.

(a) ACADIA Technology and BLS Technology. ACADIA and its Affiliates have, and shall retain all right, title and interest in and to, the ACADIA Technology. BLS and its Affiliates have, and shall retain all right, title and interest in and to, the BLS Technology.

(b) Inventions. A Party shall have and retain all right, title and interest in all Inventions which are made, conceived, reduced to practice or generated solely by one or more employees or agents of such Party and or its Affiliates, licensees or sublicensees or other Persons acting under its authority in the course of or as a result of this Agreement. The Parties shall jointly own all right, title and interest in all Joint Inventions and Joint Patents resulting therefrom. Subject to the rights and licenses granted under this Agreement, each Party can use, and grant licenses to use, any Joint Invention and Joint Patent without the other Party’s consent and has no duty to account to the other Party for such use or license, and each Party hereby waives any right it may have under the laws of any country to require any such consent or accounting.

9.2 Patent Prosecution and Maintenance.

(a) ACADIA Patents.

(i) Initial Responsibility. ACADIA shall be responsible for the preparation, filing, prosecution and maintenance of all ACADIA Patents […***…]. ACADIA shall keep BLS in a timely manner, but not less frequently than once per Calendar Quarter, informed of progress with regard to the preparation, filing, prosecution and maintenance of ACADIA Patents in the Territory. […***…].

(ii) Option of BLS to Prosecute, Maintain and Enforce. In the event that ACADIA desires to abandon or cease prosecution or maintenance of any ACADIA Patent in the Territory, ACADIA shall provide reasonable prior written notice to BLS of such intention to abandon (which notice shall, to the extent possible, be given no later than […***…] calendar days prior to the next deadline for any action that must be taken with respect to any such ACADIA Patent in the relevant patent office). In such case, at BLS’s sole discretion, upon written notice from BLS, BLS may elect to continue prosecution and/or maintenance of any such ACADIA Patent […***…] and ACADIA shall take such actions […***…], as may be reasonably necessary to enable BLS to do so. […***…].

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(b) BLS Patents.

(i) Initial Responsibility. BLS shall be responsible for the preparation, filing, prosecution and maintenance of BLS Patents […***…]. BLS shall keep ACADIA in a timely manner, but not less frequently than a quarterly basis informed of progress with regard to the preparation, filing, prosecution and maintenance of BLS Patents. […***…].

(ii) Option of ACADIA to Prosecute, Maintain and Enforce. In the event that BLS desires to abandon or cease prosecution and/or maintenance of any BLS Patent, BLS shall provide reasonable prior written notice to ACADIA of such intention to abandon (which notice shall, to the extent possible, be given no later than […***…] calendar days prior to the next deadline for any action that must be taken with respect to such BLS Patent in the relevant patent office). In such case, at ACADIA’s sole discretion, upon written notice from ACADIA, ACADIA may elect to continue prosecution and/or maintenance of any such BLS Patent […***…], and BLS shall take such actions […***…], as may be reasonably necessary to enable ACADIA to do so.

(c) Joint Patents.

(i) Initial Responsibility. ACADIA shall be responsible for the preparation, filing, prosecution and maintenance of Joint Patents worldwide, subject to the rest of this Section 9.2(c). ACADIA shall be responsible for preparing, filing, prosecuting, maintaining and enforcing all Joint Patents, using a patent counsel selected jointly by the Parties […***…].

(ii) Cooperation. For any Joint Patents, ACADIA shall keep BLS fully informed of progress with regard to the preparation, filing, prosecution and maintenance of the Joint Patents in and outside the Territory. ACADIA shall:

(1) provide BLS with a copy of the final draft of any proposed application at least […***…] days prior to filing the same in any patent office worldwide, unless otherwise agreed by patent counsel for both parties, and ACADIA shall consider in good faith any comments or revisions suggested by BLS or its counsel;

(2) promptly provide BLS with a copy of each patent application as filed, together with a notice of its filing date and serial number;

(3) provide BLS with a copy of any action, communication, letter, or other correspondence issued by the relevant patent office within at least […***…] days of receipt thereof, and ACADIA shall consult with BLS regarding responding to the same and shall consider in good faith any comments, strategies, and the like proposed by BLS;

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(4) provide BLS with a copy of any response, amendment, paper, or other correspondence filed with the relevant patent office within […***…] days of ACADIA’s receipt of the as-filed document;

(5) promptly notify BLS of the allowance, grant, or issuance of such Joint Patents; and

(6) consult with BLS regarding the countries to be filed and maintained, the payment of annuities, taxes and maintenance fees for any such Joint Patents.

(iii) Option of BLS to Prosecute, Maintain and Enforce. In the event that ACADIA desires to abandon or cease prosecution and/or maintenance of any Joint Patent, ACADIA shall provide reasonable prior written notice to BLS of such intention to abandon (which notice shall, to the extent possible, be given no later than […***…] calendar days prior to the next deadline for any action that must be taken with respect to such Joint Patent in the relevant patent office). In such case […***…], at BLS’s sole discretion, upon written notice from BLS, BLS may elect to continue prosecution and/or maintenance of any such Joint Patent […***…], and ACADIA shall execute such documents and perform such acts […***…], as may be reasonably necessary to effect an assignment of ACADIA’s entire right, title, and interest in and to such Joint Patent to BLS. Any such assignment shall be completed in a timely manner to allow BLS to continue prosecution and/or maintenance of any such Joint Patent. Any Patents so assigned shall no longer be considered Joint Patents and shall be solely owned by BLS […***…].

(iv) BLS Declines Responsibility. If […***…], upon written notice from ACADIA, BLS shall assign its entire right, title, and interest in and to any such Joint Patent to ACADIA. Any Patents so assigned shall no longer be considered Joint Patents and shall be solely owned by ACADIA […***…].

9.3 Infringement by Third Parties.

(a) Notice. In the event that either ACADIA or BLS becomes aware of any infringement or threatened infringement by a Third Party of any Patents that are subject to the prosecution, maintenance or enforcement of the other Party under this Agreement, it will notify the other Party in writing to that effect. Any such notice shall include evidence to support an allegation of infringement or threatened infringement by such Third Party.

(b) ACADIA Patents. Subject to this Section 9.3(b), BLS shall have the first right (but not the obligation), as between ACADIA and BLS, to bring and control any action or proceeding with respect to infringement of any ACADIA Patent in the Territory […***…]. ACADIA shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, and BLS and its counsel will reasonably cooperate with ACADIA and its counsel in strategizing, preparing and presenting

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any such action or proceeding. If BLS fails to bring an action or proceeding with respect to infringement of any ACADIA Patent in the Territory within (i) […***…] days following the notice of alleged infringement or (ii) […***…] days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, ACADIA shall have the right (but not the obligation) to bring and control any such action […***…], and BLS shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement, any recovery or damages realized as a result of such action or proceeding shall be used […***…].

(c) BLS Patents. Subject to this Section 9.3(c), BLS shall have the first right (but not the obligation), as between ACADIA and BLS, to bring and control any action or proceeding with respect to infringement of any BLS Patent worldwide, […***…].

(d) Joint Patents. Subject to this Section 9.3(d), ACADIA shall have the first right (but not the obligation) to bring and control any action or proceeding with respect to infringement of any Joint Patent worldwide, […***…], and BLS shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If ACADIA fails to bring an action or proceeding within (i) […***…] days following the notice of alleged infringement or (b) […***…] days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, BLS shall have the right (but not the obligation) to bring and control any such action […***…], and ACADIA shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement, any recovery or damages from an action or proceeding relating to Joint Patents shall be used […***…].

(e) Cooperation. In the event a Party brings an infringement action in accordance with this Section 9.3, the other Party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party to such action.

9.4 Infringement of Third Party Rights. Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either of the Parties pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party. ACADIA shall have the sole right to control any defense of any such claim involving alleged infringement of Third

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Party rights by ACADIA’s activities […***…], and BLS shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. BLS shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by BLS’s activities […***…], and ACADIA shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

9.5 Consent for Settlement. Neither Party shall enter into any settlement or compromise of any action or proceeding under this Article 9 which would in any manner alter, diminish, or be in derogation of the other Party’s rights under this Agreement without the prior written consent of such other Party, which consent shall not be unreasonably withheld.

9.6 Patent Term Extensions. The Parties shall discuss and recommend for which, if any, of the Patents within the ACADIA Patents and BLS Patents the Parties should seek Patent Term Extensions in the Territory. ACADIA, in the case of the ACADIA Patents, and BLS in the case of the BLS Patents, shall have the final decision-making authority with respect to applying for any such Patent Term Extensions in the Territory, and shall act with reasonable promptness in light of the development stage of Product to apply for any such Patent Term Extensions, where it so elects […***…]. The Party that does not apply for an extension hereunder shall cooperate fully with the other Party in making such filings or actions, for example and without limitation, making available all required regulatory data and information and executing any required authorizations to apply for such Patent Term Extension. All expenses incurred in connection with activities of each Party with respect to the Patent(s) for which such Party seeks Patent Term Extensions pursuant to this Section 9.6 shall be entirely borne by such Party.

9.7 Paragraph IV Notices. If either Party receives a notice under 21 U.S.C. §355(b)(2)(A)(iv) or 355(j)(2)(A)(vii)(IV) concerning an ACADIA Patent (a “Paragraph IV Notice”), then it shall provide a copy of such notice to the other Party within […***…] Business Days after its receipt thereof. Patent infringement litigation based on a Paragraph IV Notice concerning an ACADIA Patent shall be brought and controlled as provided in Sections 9.3(b) and 9.3(e). Upon request of BLS, ACADIA agrees to timely join as party-plaintiff in any such litigation, and in any event to cooperate with BLS in connection with such infringement action, including timely filing such action in ACADIA’s name if required.

9.8 Orange Book Listing. BLS shall have the sole authority and discretion to maintain with the applicable Regulatory Authorities in the Territory during the Term listings of applicable ACADIA Patents or BLS Patents for any Product then being commercialized by BLS in the Territory, including, without limitation, all so called “Orange Book” listings required under the Hatch-Waxman Act.

9.9 Trademarks. BLS shall own and be responsible for all trademarks, trade names, branding, logos and domain names related to Product or commercialization thereof in the Field in the Territory, and shall be responsible for selecting, registering, enforcing, defending, and maintaining the same.

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ARTICLE 10

REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1 Mutual Representations, Warranties and Covenants. Each Party hereby represents and warrants to the other Party, as of the Effective Date, as follows:

(a) Duly Organized. Such Party is a corporation or a Barbados international society with restricted liability, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, is qualified to do business and is in good standing as a foreign corporation or organization in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent such Party from performing its obligations under this Agreement.

(b) Due Authorization; Binding Agreement. The execution, delivery and performance of this Agreement by such Party have been duly authorized by all necessary corporate or organizational action. This Agreement is a legal and valid obligation binding on such Party and enforceable in accordance with its terms and does not: (i) to such Party’s knowledge and belief, violate any law, rule, regulation, order, writ, judgment, decree, determination or award of any court, governmental body or administrative or other agency having jurisdiction over such Party; (ii) conflict with, or constitute a default under, any agreement, instrument or understanding, oral or written, to which such Party is a party or by which it is bound.

(c) Consents. Such Party has obtained, or is not required to obtain, the consent, approval, order or authorization of any Third Party, or has completed, or is not required to complete any registration, qualification, designation, declaration, or filing with, any Regulatory Authority or governmental authority, in connection with the execution and delivery of this Agreement and the performance by such Party of its obligations under this Agreement.

(d) No Conflicting Grant of Rights. Such Party has the right to grant (or cause its Affiliates to grant) the licenses contemplated under this Agreement and has not granted, assigned, transferred, conveyed or otherwise encumbered, and will not during the Term, grant, assign, transfer, convey or otherwise encumber any right, title or interest in, (i) in case of ACADIA, any of the ACADIA Technology or ACADIA […***…] Patents and (ii) in case of BLS, any of the BLS Technology, in any such case which grant, assignment, transfer, conveyance or encumbrance would conflict with the rights granted to the other Party hereunder.

(e) Employee/Contractor Agreements. All of such Party’s employees or contractors acting on its behalf pursuant to this Agreement are and will be obligated under a binding written agreement to assign to such party or its designee all Inventions and to comply with obligations of confidentiality and non-use consistent with those set forth in Article 8.

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(f) Debarment. Such Party is not debarred under the United States Federal Food, Drug and Cosmetic Act and it does not, and will not during the Term, employ or use the services of any Person who is debarred, in connection with the development, manufacture or commercialization of Pimavanserin or Product. In the event that either Party becomes aware of the debarment or threatened debarment of any Person providing services to such Party, including the Party itself and its Affiliates, contractors, licensees, Distributors or Sublicensees, which directly or indirectly relate to activities under this Agreement, the other Party shall be immediately notified in writing.

(g) No Actions. As of the Effective Date, there are no actual, pending adverse actions, suits, claims, interferences or formal governmental investigations by or against such Party or any of its Affiliates in or before any court, Regulatory Authority or other governmental authority questioning the validity of this Agreement or any action taken by such Party in connection with the execution of this Agreement, in each case.

10.2 Representations, Warranties and Covenants of ACADIA. As used in this Section 10.2, “Best Knowledge” means […***…]. ACADIA represents and warrants to BLS that, as of the Effective Date:

(a) Right to Grant License. Except […***…], no royalties, license fees or other payments are required to be paid to any Third Party in connection with the execution, delivery and performance by ACADIA of this Agreement, or to ACADIA’s Best Knowledge, in connection with the manufacture, use, sale or importation of Pimavanserin in the Field in the Territory.

(b) Scope of License. The list of ACADIA Patents and Licensed Patents delivered by ACADIA to BLS as of the Effective Date (i) is a true and complete list of all Patents Controlled by ACADIA or its Affiliates as of the Effective Date that are necessary or useful for the manufacture, use, sale or importation of Pimavanserin and the Product in the Field in the Territory, and (ii) indicates the current status, date and country of filing and issuance. As of the Effective Date and to ACADIA’s Best Knowledge, there is no issued patent or published patent application owned by any Third Party and not included in the ACADIA Technology that is necessary for the manufacture, use, sale or importation of Pimavanserin in the Field in the Territory. All official fees, maintenance fees and annuities for the ACADIA Patents have been paid through the Effective Date.

(c) Patent Status. As of the Effective Date, (i) all issued ACADIA Patents and ACADIA […***…] Patents are in full force and effect, subsisting and, to ACADIA’s Best Knowledge, valid and enforceable, and inventorship of each Patent is properly identified on such Patents; (ii) none of the ACADIA Patents or ACADIA […***…] Patents is currently involved in any interference, reissue, reexamination, or opposition proceeding; and (iii) neither ACADIA nor any of its Affiliates has received any written notice from any person, or has knowledge, of such actual or threatened proceeding.

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(d) Non-Infringement by Third Parties. As of the Effective Date, to ACADIA’s Best Knowledge, there are no activities by Third Parties that would constitute infringement of the ACADIA Patents or misappropriation of the ACADIA Know-How.

(e) Non-Infringement of Third Party Rights. Neither ACADIA nor any of its Affiliates has received any written notice from any Person, or has knowledge of, any actual or threatened claim or assertion that the use or practice of the ACADIA Patents, ACADIA […***…] Patents or ACADIA Know-How infringes or misappropriates the intellectual property rights of a Third Party.

(f) Non-Action or Claim. As of the Effective Date, there are no actual, pending, or alleged or threatened in writing, adverse actions, suits, claims, interferences or formal governmental investigations by or against ACADIA or any of its Affiliates in or before any court, Regulatory Authority or other governmental authority involving any ACADIA […***…] Patents, ACADIA Technology, Pimavanserin or any Product, including without limitation, in connection with the conduct of any clinical trials or manufacturing activities. As of the Effective Date, there are no material unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court, an administrative agency or by an arbitrator) against ACADIA with respect to any ACADIA […***…] Patents, ACADIA Technology, Pimavanserin or any Product.

(g) No Conflicting Agreement. Neither ACADIA nor any of its Affiliates has entered into any contract (i) granting any Third Party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the ACADIA Know-How or ACADIA Patents in the Territory, or (ii) granting any Third Party the right to control the prosecution of any of the ACADIA Patents.

(h) Employee Agreements. All current and former employees and consultants of ACADIA and its Affiliates who are or have been substantively involved in the design, review, evaluation or development of the ACADIA Know-How, ACADIA Patents or ACADIA […***…] Patents have executed written contracts or are otherwise obligated to protect the confidential status thereof.

(i) No Governmental Funding. As of the Effective Date, none of the ACADIA Patents or ACADIA […***…] Patents has been developed with the use of any governmental funding.

(j) Additional Legal Compliance.

(i) As of the Effective Date, ACADIA and its Affiliates and, to the Best Knowledge of ACADIA, any outsourcing company and contract research organization to which ACADIA or its Affiliates have subcontracted activities in connection with Pimavanserin (the “Contractors”) have complied in all material respects with all Applicable Laws, including all GCPs, GLPs and GMPs, permits, governmental licenses, registrations, approvals, concessions, franchises, authorizations, orders, injunctions and decrees, in the research, development, manufacture and use of Pimavanserin, and neither ACADIA nor any of its Affiliates nor, to the Best Knowledge of ACADIA, its Contractors, has received any written notice from any governmental authority claiming that any such activities as conducted by them are not in such compliance.

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(ii) No governmental authority (including the FDA) has commenced or, to ACADIA’s Best Knowledge, threatened to initiate any action to enjoin production of Pimavanserin at any facility, nor has ACADIA or any of its Affiliates or, to the Best Knowledge of ACADIA, any of its Contractors, received any notice to such effect […***…].

(iii) ACADIA has made available to BLS a true and correct copy, which is complete in all material respects, of (i) all IND submissions associated with Pimavanserin, (ii) all data from clinical studies conducted under the IND, (iii) all material correspondence with Regulatory Authorities regarding the IND, and (iv) all minutes of meetings and telephone conferences with Regulatory Authorities with respect to the IND or Pimavanserin. […***…].

(k) License Agreement.

(i) The copy of the License Agreement delivered by ACADIA to BLS as of the Effective Date is a true and complete copy of the License Agreement that is in full force and effect as of the Effective Date. To ACADIA’s Best Knowledge, as of the Effective Date, neither […***…] nor ACADIA is in default with respect to a material obligation under, and neither of such parties has claimed or has grounds upon which to claim that the other party is in default with respect to a material obligation under, the License Agreement. As of the Effective Date, ACADIA has not waived or allowed to lapse any of its rights under the License Agreement, and no such rights have lapsed or otherwise expired or been terminated.

(ii) ACADIA agrees that during the Term, (i) it shall fulfill its material obligations under the License Agreement; (ii) it shall not enter into any subsequent agreement […***…] that modifies or amends the License Agreement in any way that would adversely affect BLS’s rights or economic interest under this Agreement, and shall promptly provide BLS with a copy of all modifications to or amendments of the License Agreement; (iii) it shall not terminate the License Agreement to the extent applicable to the Territory and shall use Commercially Reasonable Efforts not to give cause […***…] to terminate the License Agreement to the extent applicable to the Territory through ACADIA’s breach of its material obligations or willful actions or omissions; (iv) it shall furnish BLS with copies of all notices received by ACADIA relating to any alleged material breach or default by ACADIA under the License Agreement within […***…] Business Days after ACADIA’s receipt thereof and, if ACADIA cannot or chooses not to cure or otherwise resolve any such alleged material breach or default, ACADIA shall so notify BLS within […***…] Business Days thereafter; and (v) it shall promptly furnish BLS with copies of all communications ACADIA receives […***…] that relate to the subject matter of this Agreement.

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10.3 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, OR ANY OTHER AGREEMENT CONTEMPLATED HEREUNDER, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EACH PARTY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE OR USE, NON-INFRINGEMENT, VALIDITY AND ENFORCEABILITY OF PATENTS, OR THE PROSPECTS OR LIKELIHOOD OF DEVELOPMENT OR COMMERCIAL SUCCESS OF THE PRODUCT.

ARTICLE 11

INDEMNIFICATION

11.1 Indemnification of ACADIA. BLS shall indemnify and hold harmless each of ACADIA and its Affiliates, and ACADIA’s licensor under the License Agreement and its affiliates, and the directors, officers, shareholders and employees of such entities and the successors and assigns of any of the foregoing (the “ACADIA Indemnitees”) from and against any and all losses, liabilities, damages, penalties, fines, costs and expenses (including reasonable attorneys’ fees and other expenses of litigation) (“Losses”) from any claims, actions, suits or proceedings brought by a Third Party (a “Third Party Claims”) incurred by any ACADIA Indemnitee, arising from, or occurring as a result of: (a) the development, manufacture, use, handling, storage, sale or other disposition of Pimavanserin or Product by BLS or its Affiliates, Distributors or Sublicensees; (b) gross negligence or willful misconduct in the conduct of the research, development and regulatory activities relating to Pimavanserin or Product conducted by or on behalf of BLS, its Affiliates, Distributors or Sublicensees (other than ACADIA and its Affiliates and licensees); and (c) any material breach of any representations, warranties or covenants by BLS under this Agreement or by a Distributor or Sublicensee under any co-promotion agreement entered into by ACADIA and a Distributor or Sublicensee pursuant to Section 5.2 of this Agreement; except to the extent such Third Party Claims fall within the scope of the indemnification obligations of ACADIA set forth in Section 11.2.

11.2 Indemnification of BLS. ACADIA shall indemnify and hold harmless each of BLS and its Affiliates and the directors, officers and employees of such entities, and the successors and assigns of any of the foregoing (the “BLS Indemnitees”), from and against any and all Liabilities from any Third Party Claims incurred by any BLS Indemnitee, arising from, or occurring as a result of: (a) the development, manufacture, use, handling, storage, sale or other disposition of Pimavanserin or Product by ACADIA or its Affiliates or Permitted Licensees, (b) gross negligence or willful misconduct in the conduct of the research, development and regulatory activities relating to Pimavanserin or Product conducted by or on behalf of ACADIA or its Affiliates; and (c) any material breach of any representations, warranties or covenants by ACADIA under this Agreement or any co-promotion agreement entered into by ACADIA and a Distributor or Sublicensee pursuant to Section 5.2 of this Agreement, except to the extent such Third Party Claims fall within the scope of the indemnification obligations of BLS set forth in Section 11.1.

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11.3 Procedure. A Party that intends to claim indemnification under this Article 11 (the “Indemnitee”) shall promptly notify the indemnifying Party (the “Indemnitor”) in writing of any Third Party Claim, in respect of which the Indemnitee intends to claim such indemnification. The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Third Party Claim for which indemnity is being sought. The Indemnitee may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnitor shall have the right to assume and conduct the defense of the Third Party Claim with counsel of its choice. The Indemnitor shall not settle any Third Party Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money. So long as the Indemnitor is actively defending the Third Party Claim in good faith, the Indemnitee shall not settle any such Third Party Claim without the prior written consent of the Indemnifying Party. If the Indemnitor does not assume and conduct the defense of the Third Party Claim as provided above, (a) the Indemnitee may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner the Indemnitee may deem reasonably appropriate (and the Indemnitee need not consult with, or obtain any consent from, the Indemnitor in connection therewith), and (b) the Indemnitor will remain responsible to indemnify the Indemnitee as provided in this Article 11. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim shall only relieve the Indemnitor of its indemnification obligations under this Article 11 if and to the extent the Indemnitor is actually prejudiced thereby.

11.4 Insurance. Each Party, at its own expense, shall maintain product liability and other appropriate insurance (including D&O insurance) with an insurance carrier that has a minimum rating of AM best A-7 in an amount consistent with industry standards, for a company in a similar position to such Party, during the Term, which shall include, but not be limited to […***…]. Product liability insurance shall be maintained at the same level for […***…]. Clinical trial insurance shall only be required to be maintained at the same level […***…] the last clinical trial conducted by the applicable Party for Pimavanserin. Each Party shall provide the other Party with written notice at least 30 days prior to any cancellation, nonrenewal or material change in the insurance described in clauses (i) and (ii) above and shall name the other Party as an additional insured with respect to such insurance. Each Party shall provide a certificate of insurance evidencing such coverage to the other Party upon request. Each Party shall provide a certificate of insurance evidencing its D&O insurance annually. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 11.

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ARTICLE 12

TERM AND TERMINATION

12.1 Term. This Agreement shall commence on the Effective Date, and unless terminated earlier as provided in this Article 12, shall continue in full force and effect on a country-by-country and Product-by-Product basis until BLS has no remaining payment obligations in such country with respect to such Product (the “Term”). Upon expiration (but not an earlier termination) of this Agreement in a country, BLS shall have a perpetual, non-exclusive, fully paid-up, royalty free license under the ACADIA Know-How in such country to make, have made, use, sell, offer for sale and import such Product in the Field in such country.

12.2 Early Termination. Each Party shall have the right to terminate this Agreement in its entirety before the end of the Term:

(a) by mutual written agreement of the Parties;

(b) upon written notice by either Party if the other Party is in material breach of this Agreement and has not cured such breach within 90 days (10 days with respect to any payment breach) after notice from the terminating Party requesting cure of the breach. Any such termination shall become effective at the end of such 90 day (10 day with respect to any payment breach) period unless the breaching Party has cured any such breach or default prior to the end of such period; provided that:

(i) if, prior to the end of such 90 day (10 day with respect to any payment breach) period, the allegedly breaching Party notifies the terminating Party in writing that it disputes the existence of such material breach, then such dispute shall be resolved pursuant to Section 12.6, which termination shall not become effective until such dispute is so resolved; and

(ii) in the event of a material breach of this Agreement by ACADIA that is not cured (and after resolution of any dispute regarding such alleged breach, if applicable, pursuant to Section 12.6), instead of terminating this Agreement in its entirety, BLS may elect not to terminate the licenses granted to BLS pursuant to Section 2.1 or 2.2, in which case BLS’s obligations and ACADIA’s rights under this Agreement shall continue to the extent that BLS elects to retain such licenses […***…]; or

(c) upon the bankruptcy or insolvency, or the filing of an action to commence insolvency proceedings against the other Party, or the making or seeking to make or arrange an assignment for the benefit of creditors of the other Party, or the initiation of proceedings in voluntary or involuntary bankruptcy, or the appointment of a receiver or trustee of such Party’s property that is not discharged within 90 days.

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12.3 Other BLS Termination Rights.

(a) Voluntary Termination. BLS shall have the right to terminate this Agreement in its entirety: (i) prior to the First Commercial Sale of the first Product in the Territory, upon […***…] prior written notice to ACADIA if after discussion between the Parties, there remains a good faith difference of opinion between the Parties regarding whether the then-available data with respect to Product supports continued development of Product in the Field in the Territory […***…]; or (ii) after the First Commercial Sale of the first Product in the Territory, for any or no reason upon […***…] prior written notice to ACADIA.

(b) Termination Under Section 4.4 or 4.5. BLS has the right to terminate this Agreement […***…] pursuant to Section 4.4(b), in its entirety pursuant to Section 4.4(c), and […***…] pursuant to Section 4.5(b), in any such case by giving at least 90 days’ written notice to ACADIA; provided that if BLS terminates this Agreement […***…] and BLS is not using Commercially Reasonable Efforts to develop Product for any Indication, then this Agreement shall terminate in its entirety.

(c) Termination for Safety Reasons. BLS may terminate this Agreement in its entirety or on a Product-by-Product or country-by-country basis at any time during the Term immediately upon providing written notice to ACADIA if the Data and Safety Monitoring Board or any Regulatory Authority in the United States or Canada imposes a clinical hold on any clinical trial for a Product for six (6) consecutive months.

(d) Termination for Patent Challenges. BLS shall have the right to terminate any or all licenses granted by BLS (or its Affiliates) to ACADIA under this Agreement in respect of any BLS Patent other than BLS Patents that are generated by or on behalf of BLS or its Affiliates during the Term in conducting activities pursuant to this Agreement immediately upon written notice to ACADIA if ACADIA or any of its Affiliates or Permitted Licensees directly, or indirectly through any Third Party, commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any BLS Patent under which ACADIA obtains a license from BLS pursuant to this Agreement other than BLS Patents that are generated by or on behalf of BLS or its Affiliates during the Term in conducting activities pursuant to the Agreement.

12.4 Other ACADIA Termination Right. ACADIA shall have the right to terminate this Agreement immediately upon written notice to BLS if BLS or any of its Affiliates, Distributors or Sublicensees directly, or indirectly through any Third Party, commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any ACADIA Patent or Licensed Patent.

12.5 […***…].

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12.6 Adjudication of Material Breach.

(a) In the event of any dispute, controversy or claim arising from or related to a material breach of this Agreement or termination pursuant to Section 12.2(b) of this Agreement (a “Dispute”), the Parties shall attempt to resolve such Dispute in accordance with Section 14.1. If such Dispute is not resolved in accordance with Section 14.1 and a Party wishes to pursue the matter, each such Dispute that is not an Excluded Claim shall be resolved by binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”) as then in effect (the “ICC Rules”), and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The decision rendered in any such arbitration will be final and not appealable. If either Party intends to commence binding arbitration of such Dispute, such Party will file a request for arbitration with the ICC and provide written notice to the other Party informing the other Party of such intention and the issues to be resolved, including the amount of damages that the non-breaching Party is entitled to receive if it elects to terminate the Agreement and/or the amount of damages that non-breaching Party is entitled to receive if it does elect to terminate the Agreement. Within 30 days after the receipt of such notice, the other Party may by written notice to the Party initiating binding arbitration, add any related issues to be resolved.

(b) The arbitration shall be conducted by a panel of three arbitrators experienced in the pharmaceutical business, who shall not be a current or former employee or director, or a then-current stockholder, of either Party, their respective Affiliates or any Distributor, Sublicensee or Permitted Licensee (the “Panel”). Within 30 days after receipt of the original notice of binding arbitration (the “Notice Date”), each Party shall nominate one arbitrator for ICC confirmation (with the right to nominate a replacement arbitrator until an arbitrator nominated by such Party is confirmed by the ICC) and such two arbitrators shall jointly nominate the third arbitrator for the ICC’s confirmation; provided that, if the two arbitrators nominated by the Parties are unable or fail to agree upon the third arbitrator within such period, the third arbitrator shall be appointed by the ICC. The place of arbitration shall be New York, New York.

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(c) Within 30 days after the appointment and selection of the Panel, the Parties shall reach an agreement upon and thereafter to follow the arbitration procedures, including limits on discovery, ensuring that the arbitration will be concluded and the award rendered as expeditiously as possible, but in any event within 8 months from appointment and selection of the Panel. In the event the Parties fail to reach an agreement on procedures, procedures meeting such time limits shall be determined by the Panel and adhered to by the Parties.

(d) All rulings of the Panel shall be in writing and shall be delivered to the Parties within 5 Business Days of conclusion of the arbitration.

(e) The Panel will, in rendering its decision, apply the substantive law of the laws of the State of New York, United States, without reference to its conflicts of law principles with the exception of sections 5-1401 and 5-1402 of New York General Obligations Law, and without giving effect to any rules or laws relating to arbitration.

(f) The Panel, in rendering its decision, shall not modify or amend the terms and conditions of this Agreement or determine any issue in a manner that would conflict with the express terms and conditions of this Agreement.

(g) Either Party may apply to the arbitrator for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The Panel shall have no authority to award punitive or any other non-compensatory damages, except as may be provided in Section 15.14. The non-prevailing Party shall pay the full costs of the arbitration and the reasonable costs and expenses of the prevailing Party, including reasonable attorneys’ fees.

(h) Except to the extent necessary to confirm or enforce an award or as may be required by law, neither a Party nor the arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the Dispute would be barred by the applicable New York statute of limitations.

(i) As used in this Section, the term “Excluded Claim” shall mean a Dispute that concerns (i) the validity, enforceability or infringement of a patent; or (ii) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

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ARTICLE 13

EFFECT OF TERMINATION

13.1 Accrued Obligations. The expiration or termination of this Agreement, in whole or part, for any reason shall not release either Party from any liability which, at the time of such expiration or termination, has already accrued to such Party or which is attributable to a period prior to such expiration or termination, nor will any expiration or termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement.

13.2 Rights on Termination […***…]. In the event that BLS terminates this Agreement […***…] pursuant to Section 4.4(b)(ii), all rights granted by ACADIA to BLS […***…] shall revert to ACADIA and the Field shall automatically be amended […***…]. ACADIA shall have the sole discretion to continue with development activities either alone or with any of its Affiliates or Third Parties, and the provisions of Section 13.4 shall apply to the extent […***…], as applicable.

13.3 Rights on Termination […***…]. In the event that BLS terminates this Agreement […***…] pursuant to Section 4.5(b)(ii), all rights granted by ACADIA to BLS […***…] shall revert to ACADIA and the Field shall automatically be amended […***…]. ACADIA shall have the sole discretion to continue with development activities either alone or with any of its Affiliates or Third Parties, and the provisions of Section 13.4 shall apply to the extent […***…], as applicable.

13.4 Effects of […***…] Termination by BLS for Safety Reasons. In the event this Agreement is terminated by BLS pursuant to Section 12.3(b) or 12.3(c):

(a) Winding-Down of Development Activities. In the event there are any on-going clinical trials of the applicable Product in the Field in the Territory,

(i) The Parties shall negotiate in good faith and adopt a plan to wind-down the development activities in an orderly fashion or, at ACADIA’s election, promptly transition such development activities to ACADIA or its designee, with due regard for patient safety and the rights of any subjects that are participants in any clinical trials of the Product and take any actions it deems reasonably necessary or appropriate to avoid any human health or safety problems and in compliance with all Applicable Laws;

(ii) Each Party shall perform its outstanding non-cancellable obligations under the Development Plan that existed or accrued prior to the notice date of termination; and

(iii) All Costs and Expenses incurred in winding-down or transitioning the development activities with respect to the applicable Product […***…] shall be allocated in accordance with Section 4.8 unless the Parties agree otherwise in writing; provided, however, that in no case shall BLS be obligated to pursue or support such activities for a period exceeding […***…] months after the date of notice of such termination.

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(b) BLS Regulatory Filings (including Marketing Approval). Upon ACADIA’s request and to the extent permitted by Applicable Laws, BLS shall assign or cause to be assigned to ACADIA or its designees (or to the extent not so assignable, BLS shall take all reasonable actions to make available to ACADIA or its designee the benefits of) all Regulatory Filings (including INDs, NDAs and Marketing Approval) for the applicable Product in the Territory, including any such Regulatory Filings made or owned by its Affiliates, Distributors or Sublicensees, at no cost to ACADIA.

(c) Clinical Supply. ACADIA may purchase from BLS any remaining clinical supply of the applicable Product at the same purchase price paid by BLS for such Product and to the extent permitted by BLS’s agreements with a Third Party clinical supplier, BLS shall assign its rights and obligations under the clinical agreement with respect to the applicable Product to ACADIA.

(d) License.

(i) Effective upon such termination of this Agreement as to the applicable Product […***…], BLS hereby grants (and causes its Affiliates to grant) to ACADIA an exclusive, royalty-free, fully paid, irrevocable (except to the extent provided in Section 12.3(d)) license (with the right to grant sublicenses to ACADIA’s Affiliates and Permitted Licensees only) under such BLS Patents generated by or on behalf of BLS or its Affiliates, prior to such termination, in developing such Product […***…] and Joint Patents with respect to such Product […***…], in each case, to the extent that such BLS Patents and Joint Patents are necessary for the manufacture, use, sale, offer for sale and/or importation of Pimavanserin or such Product […***…] (such BLS Patents and Joint Patents, collectively, the “Section 13.4(d)(i) Licensed Patents”) to make, have made, use, offer for sale, sell, have sold, and import Pimavanserin and such Product […***…]. For clarity, BLS and its Affiliates reserve and retain all rights under such Section 13.4(d)(i) Licensed Patents not granted to ACADIA pursuant to this Section 13.4(d)(i) or 2.4(b), including the rights under such Section 13.4(d)(i) Licensed Patents to make, have made, use, offer for sale, sell, have sold, and import (x) any product other than Product and (y) Product […***…].

(ii) In addition, effective upon such termination of this Agreement as to the applicable Product […***…], BLS hereby grants (and causes its Affiliates to grant) to ACADIA a non-exclusive, royalty-free, fully paid and irrevocable (except to the extent provided in Section 12.3(d)) license (with the right to grant sublicenses to ACADIA’s Affiliates and Permitted Licensees only) under such Know-How generated by or on behalf of BLS or its Affiliates prior to such termination in developing such Product […***…] to the extent that such Know-How is necessary and solely useful for the use, sale, offer for sale and/or importation of Pimavanserin or such Product […***…] in the Territory to use, offer for sale, sell, have sold, and import Pimavanserin and such Product […***…] in the Territory.

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(iii) Notwithstanding such termination, the licenses granted by BLS to ACADIA pursuant to Section 2.4(b)(i) (except to the extent expanded by Section 13.4(d)(i)) and Section 2.4(b)(ii) (to the extent permitted by BLS’s agreements with Third Parties) shall remain in full force and effect with respect to such Product […***…] outside the Territory.

13.5 Effects of Termination for Cause by ACADIA or Termination by BLS Voluntarily. Upon the early termination of this Agreement by mutual agreement of the Parties under Section 12.2(a), by BLS under Section 12.3(a) or by ACADIA under Section 12.2(b) or 12.2(c) or Section 12.4, the following shall apply:

(a) Winding-Down of Development Activities. In the event there are any on-going clinical trials of the applicable Product in the Field in the Territory,

(i) The Parties shall work together in good faith to adopt, and ACADIA shall have the final decisional power with respect to, a plan to wind-down the development activities in an orderly fashion or, at ACADIA’s election, promptly transition such development activities to ACADIA or its designee, with due regard for patient safety and the rights of any subjects that are participants in any clinical trials of the Product and take any actions it deems reasonably necessary or appropriate to avoid any human health or safety problems and in compliance with all Applicable Laws;

(ii) Each Party shall perform its outstanding non-cancellable obligations under the Development Plan that existed or accrued prior to the notice date of termination; and

(iii) All Costs and Expenses incurred from the effective date of the termination notice in winding-down or transitioning the development activities with respect to the Product shall be allocated in accordance with Section 4.8 unless the Parties agree otherwise in writing; provided, however, that in no case shall BLS be obligated to pursue or support such activities for a period exceeding […***…] months after the date of notice of such termination.

(b) Inventory. BLS, its Affiliates, Distributors and Sublicensees, shall continue, to the extent that BLS, its Affiliates, Distributors and Sublicensees continue to have stocks of usable Product, to fulfill orders received from customers for Product in the Field in the Territory until up to […***…] days after the later of the date on which (A) ACADIA notifies BLS in writing that ACADIA intends to commercialize such Product or has secured an alternative distributor or licensee for the Product and (B) BLS has initiated transition of the NDAs and Marketing Approval for the Product in the Field in the Territory to ACADIA or such distributor or licensee, but in no event for more for than […***…] months after the date of notice of termination. For Product sold by BLS or its Affiliates, Distributors or Sublicensees after the effective date of a termination (i.e., after the expiration of the applicable termination notice period), BLS shall continue to pay royalties on the amount of Net Sales pursuant to Section 6.3. Notwithstanding the foregoing, BLS and its Affiliates, Distributors and Sublicensees shall cease such activities in the Territory upon […***…] days written notice given by ACADIA at any time after the effective date of a termination requesting that such activities (or portion thereof) cease. In the case of a termination of this Agreement […***…], within […***…] days after ACADIA has given notice to BLS requesting the

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cessation of activities pursuant to the provision of this Section, BLS shall notify ACADIA of an estimate of the quantity of Product and its shelf life remaining in the inventory of BLS, its Affiliates, Distributors or Sublicensees and ACADIA shall have the right to purchase any such quantities of Product from BLS at a price mutually agreed by the Parties. To the extent ACADIA does not inform BLS in writing of its decision to purchase such quantities within […***…] days or if the Parties cannot reach an agreement as to the price of the Inventory within […***…] days, in each case, after BLS notifies ACADIA about the quantity and shelf life of the inventory, BLS may sell such quantities during the […***…] days after the effective date of ACADIA’s written notice requesting BLS to cease to fulfill orders.

(c) Assignment of Regulatory Filings (including Marketing Approval). At ACADIA’s option, which shall be exercised by written notice to BLS, to the extent permitted under Applicable Laws, BLS shall assign or cause to be assigned to ACADIA or its designee (or to the extent not so assignable, BLS shall take all reasonable actions to make available to ACADIA or its designee the benefits of) all Regulatory Filings (including INDs, NDAs and Marketing Approval) for the Product in the Territory, including any such Regulatory Filings made or owned by its Affiliates, Distributors or Sublicensees (except any Third Party Distributor or Third Party Sublicensee that becomes a direct licensee of ACADIA as contemplated by Section 2.3(c)) […***…]. ACADIA shall notify BLS before the effective date of termination, whether the Regulatory Filings should be assigned to ACADIA or its designee, and if the latter, identify the designee, and provide BLS with all necessary details to enable BLS to effect the assignment (or availability). If ACADIA fails to provide such notification prior to the effective date of termination, BLS shall have no obligation to assign the Regulatory Filings to ACADIA.

(d) Supply. In addition, BLS shall use Commercially Reasonable Efforts to transition to ACADIA upon ACADIA’s request any arrangement with any contractor from which BLS had arranged to obtain a supply of Pimavanserin or Product, to the extent permitted under BLS’s agreement with such contractor. In the event that such materials are manufactured by BLS, then, upon request by ACADIA, BLS shall continue to provide ACADIA with such materials at a price to be agreed by the Parties for not longer than […***…] consecutive months; provided that ACADIA shall use Commercially Reasonable Efforts to obtain such alternative source as soon as practicable.

(e) Transition. BLS shall use Commercially Reasonable Efforts to cooperate with ACADIA and/or its designee to effect a smooth and orderly transition in the development, sale and marketing, promotion and commercialization of Product in the Territory during the notice and the Wind-down Period. ACADIA shall use, identify and finalize an agreement or other arrangement with a Third Party in relation to Product and/or, to the extent ACADIA is able to take over such activities under Applicable Laws, take over, directly or through an Affiliate, all activities related to Product, and in particular development activities on-going at the time of the effective date of the termination and the transfer of the Regulatory Filings (including INDs, NDAs and Marketing Approval) into the name of ACADIA or ACADIA’s designee so that the Wind-down Period will be as limited as possible.

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(f) Customer Agreements. Upon the completion of the obligations defined in this Section 13.5 any contracts with distributors of Product engaged by BLS shall terminate upon, and to the extent of, termination of BLS’s rights with respect to Product. At the written request of ACADIA, BLS will assign any Product-specific Third Party distribution agreements, to the furthest extent possible, provided that such assignment is permitted under the Product-specific supply agreement or is accepted by the Third Party. In the event such assignment is not requested by ACADIA or is not accepted by such Third Party, then the rights of such Third Party with respect to Product shall terminate upon termination of BLS’s rights. BLS shall ensure that its Affiliates and such Third Party (if its contract is not assigned to ACADIA pursuant to this Section 13.5(f) shall transition any remaining Product back to ACADIA as if such Affiliate or Third Party were named herein. BLS shall use its good faith efforts to include provisions requiring compliance with the foregoing provision in the agreements with applicable Third Parties.

(g) License.

(i) Effective upon such termination of this Agreement, BLS hereby grants to ACADIA (and causes its Affiliates to grant) (x) an exclusive, royalty-free, fully paid and irrevocable (except to the extent provided in Section 12.3(d)) license (with the right to grant sublicense to ACADIA’s Affiliates and Permitted Licensees only) under such BLS Patents generated by or on behalf of BLS or its Affiliates prior to such termination and Joint Patents to the extent that such BLS Patents and Joint Patents are necessary for the manufacture, use, sale and/or importation of Pimavanserin or Product in the Field (such BLS Patents and Joint Patents, collectively “Section 13.5(g)(i) Licensed Patents”) and (y) an exclusive, royalty-free, fully paid, irrevocable (except to the extent provided in Section 12.3(d)) license (with the right to grant sublicense to ACADIA’s Affiliates and Permitted Licensees only) under trademarks owned by BLS or its Affiliates solely related to such Product, in each case, to make, have made, use, offer for sale, sell, have sold, and import Pimavanserin and Product. For clarity, BLS and its Affiliates reserve and retain all rights under such Section 13.5(g)(i)Licensed Patents not granted to ACADIA pursuant to this Section 13.5(g)(i) or Section 2.4(b), including the rights under such Section 13.5(g)(i) Licensed Patents to make, have made, use, offer for sale, sell, have sold, and import product other than Product.

(ii) In addition, effective upon such termination of this Agreement, BLS hereby grants to ACADIA (and causes its Affiliates to grant) a non-exclusive, royalty-free, fully paid and irrevocable (except to the extent provided in Section 12.3(d)) license (with the right to grant sublicense to ACADIA’s Affiliates and Permitted Licensees only) under such Know-How generated by or on behalf of BLS or its Affiliates prior to such termination pursuant to this Agreement to the extent that such Know-How is necessary and solely useful for the use, sale, offer for sale and/or importation of Pimavanserin or such Product in the Field in the Territory, to use, offer for sale, sell, have sold, and import Pimavanserin and Product in the Territory.

(iii) Notwithstanding such termination of the Agreement, the licenses granted by BLS to ACADIA pursuant to Section 2.4(b)(i) (except to the extent expanded by Section 13.5(g)(i)) and Section 2.4(b)(ii) (to the extent permitted by BLS’s agreements with Third Parties) shall, remain in full force and effect with respect to Pimavanserin and Product for uses outside the Territory.

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13.6 Effects of Termination for Cause by BLS. Upon the early termination of this Agreement by BLS under Section 12.2(b), 12.2(c) or 12.3(d) the following shall apply (in addition to any other rights and obligations under this Agreement with respect to such termination):

(a) Winding-Down of Development Activities. In the event there are any on-going clinical trials of the applicable Product in the Field in the Territory,

(i) The Parties shall work together in good faith to adopt, and BLS shall have the final decisional power with respect to, a plan to wind-down the development activities in an orderly fashion, with due regard for patient safety and the rights of any subjects that are participants in any clinical trials of the Product and take any actions it deems reasonably necessary or appropriate to avoid any human health or safety problems and in compliance with all Applicable Laws;

(ii) Each Party shall perform its outstanding non-cancellable obligations under the Development Plan that existed or accrued prior to the notice date of termination; and

(iii) All Costs and Expenses incurred from the effective date of the termination notice in winding-down the development activities with respect to the applicable Product shall be allocated in accordance with Section 4.8 unless the Parties agree otherwise in writing; provided, however, that in no case shall ACADIA be obligated to pursue or support such activities for a period exceeding […***…] months after the date of notice of such termination.

(b) Termination of Licenses. Any and all licenses granted by BLS to ACADIA or by ACADIA to BLS under this Agreement shall terminate.

(c) BLS Regulatory Filings (including Marketing Approval). Upon BLS’s request and to the extent permitted by Applicable Laws, ACADIA may purchase all Regulatory Filings (including Marketing Approval) that are owned by BLS or any of its Affiliates for the Product, and BLS shall assign or cause to be assigned to ACADIA or its designees (or to the extent not so assignable, BLS shall take all reasonable actions to make available to ACADIA or its designee the benefits of) such Regulatory Filings (including INDs, NDAs and Marketing Approval) for the Product in the Territory that are so purchased, including any such Regulatory Filings made or owned by its Affiliates, Distributors or Sublicensees, at an amount equal to 100% of the costs incurred by BLS, its Affiliates, Distributors and Sublicensees in obtaining such Regulatory Filings.

(d) Termination Assistance. BLS, its Affiliates, Third Party Distributors and Third Party Sublicensees, may continue to sell its inventory of such Product in such country(ies) for up to […***…] months after the effective date of the termination or offer ACADIA to purchase the inventories of such Product at a price mutually agreed by the Parties. ACADIA may to the extent permitted

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by the applicable Third Party, assume such supply or distribution agreement. ACADIA shall provide such other assistance, at no cost to BLS, as may be reasonably necessary or useful for BLS to terminate the development or commercialization of the applicable Product in the applicable countries of the Territory.

13.7 Rights Upon Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction in the Territory or where a Party is situated (collectively, the “Bankruptcy Laws”), licenses of rights to “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against a Party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a trustee) shall perform all of the obligations provided in this Agreement to be performed by such Party. If a case is commenced during the Term by or against a Party under the Bankruptcy Laws, this Agreement is rejected as provided in the Bankruptcy Laws and the other Party elects to retain its rights hereunder as provided in the Bankruptcy Laws, then the Party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 trustee), shall provide to the other Party copies of all information necessary for such other Party to prosecute, maintain and enjoy its rights under the terms of this Agreement promptly upon such other Party’s written request therefor. All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws. Additionally, in the event of any insolvency of BLS or the entry by it into any formal insolvency administration under Barbados law, it is the intention of the Parties that this Agreement shall not terminate and shall continue pursuant to the principles governing insolvency proceedings under Barbados law. In particular, it is the intention and understanding of the Parties to this Agreement that the rights granted to the Parties under this Section 13.7 are essential to the Parties’ respective businesses and the Parties acknowledge that damages are not an adequate remedy.

13.8 Return of Confidential Information. Upon termination or expiration of this Agreement, except to the extent that a Party retains a license from the other Party under this Article 13, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that such Party may keep one copy of such materials for archival purposes only subject to a continuing confidentiality obligations.

13.9 Survival. Expiration or termination of this Agreement shall not relieve the Parties of any rights or obligation accruing prior to such expiration or termination. In addition, upon expiration or termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate, except those described in the following Articles and Sections: Sections 2.3(c), 2.4 (to the extent provided in Section 13.4(d) or Section 13.5(g) or in the case of expiration of this Agreement), 7.6, 9.1 and 10.3, and Article 1, Article 8, Article 11, Article 13, Article 14 and Article 15.

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ARTICLE 14

DISPUTE RESOLUTION AND GOVERNING LAW

14.1 Dispute Resolution Process. The Parties recognize that disputes as to certain matters may from time to time arise during the Term that relate to interpretation of a Party’s rights and/or obligations hereunder or any alleged breach of this Agreement. If the Parties cannot resolve any such dispute within 30 days after written notice of a dispute from one Party to another, either Party may, by written notice to the other Party, have such dispute referred to the Senior Executives. The Senior Executives shall negotiate in good faith to resolve the dispute within 30 days. During such period of negotiations, any applicable time periods under this Agreement shall be tolled. If the Senior Executives are unable to resolve the dispute within such time period, except any Dispute required to be arbitrated pursuant to Section 12.6, either Party may pursue any remedy available to such Party at law or in equity, subject to the terms and conditions of this Agreement and the other agreements expressly contemplated hereunder. Notwithstanding anything in this Article 14 to the contrary, ACADIA and BLS shall each have the right to apply to any court of competent jurisdiction for appropriate interim or provisional relief, as necessary to protect the rights or property of that Party.

14.2 Governing Law; Litigation; Exclusive Venue. This Agreement and all questions regarding its existence, validity, interpretation, breach or performance of this Agreement, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, United States, without reference to its conflicts of law principles with the exception of sections 5-1401 and 5-1402 of New York General Obligations Law. If any dispute cannot be resolved by, and subject to the exhaustion of the procedure set out in Section 14.1 and except as provided in Section 12.6, any dispute shall be finally settled by litigation brought solely in a United States Federal Court of competent jurisdiction (or state court if no Federal Court has jurisdiction) located in the State of New York, United States, and the Parties hereby submit to the exclusive jurisdiction of such courts.

ARTICLE 15

GENERAL PROVISIONS

15.1 Intervening Events. If the performance of any part of this Agreement by either Party (other than making payment when due) is prevented, restricted, interfered with or delayed by any reason or cause beyond the reasonable control of such Party (including: fire, flood, embargo, power shortage or failure, acts of war, insurrection, riot, terrorism, strike, lockout or other labor disturbance, shortage of raw materials, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, or storm or like catastrophe, acts of God or any acts, omissions or delays in acting of the other Party) (an “Intervening Event”), the Party so affected shall, upon giving written notice to the other Party, be excused from such performance to the extent of such Intervening Event, provided that the affected Party shall use its substantial efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed.

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(a) Notification. If either Party becomes aware that such an Intervening Event has occurred, is imminent or likely, it shall immediately notify the other.

(b) Efforts to Overcome. The Party which is subject to such Intervening Event shall exert all reasonable efforts to overcome it.

(c) Keeping the Other Informed. Such Party shall keep the other informed as to the progress of overcoming such Intervening Event.

15.2 Waiver of Breach. No delay or waiver by either Party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

15.3 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to perform all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

15.4 Performance by Affiliates. To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations. Either Party may contract with one or more of its Affiliates to perform its obligations hereunder, provided that the Parties shall remain liable hereunder for the prompt payment and performance of all their respective obligations hereunder.

15.5 Modification. No amendment or modification of any provision of this Agreement shall be effective unless in a prior writing signed by both Parties hereto. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by both Parties hereto.

15.6 Severability. In the event any provision of this Agreement should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate, in good faith and enter into a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties. All other provisions of this Agreement shall remain in full force and effect in such jurisdiction. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

15.7 Entire Agreement. This Agreement (including the Exhibits attached hereto and any letter delivering information referenced herein) constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes and cancels all previous express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the subject matter hereof. Each of the Parties acknowledges and agrees that in entering into this Agreement, and the documents referred to in it, it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) of any person (whether party to this Agreement or not) other than as expressly set out in this Agreement. Nothing in this clause shall, however, operate to limit or exclude any liability for fraud.

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15.8 Language. The language of this Agreement and all activities to be pursued under this Agreement is English. Any and all documents proffered by one Party to the other in fulfillment of any provision of this Agreement shall only be in compliance if in English. Any translation of this Agreement in another language shall be deemed for convenience only and shall never prevail over the original English version. This Agreement is established in the English language.

15.9 Notices. Any notice or communication required or permitted under this Agreement shall be in writing in the English language, delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by internationally-recognized courier or sent by registered or certified mail, postage prepaid to the following addresses of the Parties (or such other address for a Party as may be at any time thereafter specified by like notice):

To ACADIA: ACADIA Pharmaceuticals Inc. 3911 Sorrento Valley Boulevard San Diego, CA 92121 Telephone: + 1-858-558-2871 Facsimile: + […***…] Attention: Chief Executive Officer	To BLS: Biovail Laboratories International SRL Welches, Christ Church Barbados WI, BB17154 Telephone: +1-246-418-6411 Facsimile: +1-246-437-7085 Attention: Chief Operating Officer

with a copy to: ACADIA Pharmaceuticals Inc. 3911 Sorrento Valley Boulevard San Diego, CA 92121 Telephone: + 1-858-558-2871 Facsimile: + […***…] Attention: General Counsel

with a copy to:

Biovail Corporation

7150 Mississauga Road, Mississauga,

Ontario, Canada, L5N 8M5

Telephone: (905) 286-3186

Facsimile: (905) 286-3370

Attention: Vice-President, Associate General Counsel

Any such notice shall be deemed to have been given: (a) when delivered if personally delivered; (b) on the next Business Day after dispatch if sent by confirmed facsimile or by internationally-recognized overnight courier; and/or (c) on the fifth (5th) Business Day following the date of mailing if sent by mail or other internationally-recognized courier. Notices hereunder will not be deemed sufficient if provided only between or among each Party’s representatives on the Development Committee.

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15.10 Assignment. This Agreement shall not be assignable or otherwise transferred, nor may any right or obligations hereunder be assigned or transferred, by either Party to any Third Party without the prior written consent of the other Party; except that either Party may assign or otherwise transfer this Agreement without the consent of the other Party to an entity that acquires all or substantially all of the business or assets of the assigning Party relating to the subject matter of this Agreement, whether by merger, acquisition or otherwise, provided that the acquiring Person assumes this Agreement in writing or by operation of law; provided that such acquiring person shall not be deemed an Affiliate of the acquired Party and intellectual property rights that are owned or held by the acquiring Person to such transaction (if other than one of the Parties to this Agreement) shall not be included in the technology licensed hereunder. In addition, either Party shall have the right to assign, sublicense, subcontract or delegate, this Agreement or any or all of its obligations or rights hereunder to an Affiliate upon written notice to the other Party; provided, however, the assigning, sublicensing, subcontracting or delegating Party hereby guarantees and shall remain fully and unconditionally obligated and responsible for the full and complete performance of this Agreement by such Affiliate and in no event such assignment, sublicensing, subcontracting or delegation be deemed to relieve such Party’s liabilities or obligations to the other Party under this Agreement. The other Party shall, at the request of the assigning, sublicensing, subcontracting or delegating Party, enter into such supplemental agreements with the applicable Affiliates as may be necessary or advisable to permit such Affiliates to avail itself of any rights or perform any obligations of the assigning, sublicensing, subcontracting or delegating Party hereunder. Subject to the foregoing, this Agreement shall inure to the benefit of each Party, its successors and permitted assigns. Any assignment of this Agreement in contravention of this Section 15.10 shall be null and void.

15.11 No Partnership or Joint Venture. Nothing in this Agreement or any action which may be taken pursuant to its terms is intended, or shall be deemed, to establish a joint venture or partnership between BLS and ACADIA. Neither Party to this Agreement shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other Party, or to bind the other Party to any contract, agreement or undertaking with any Third Party.

15.12 Interpretation. The captions to the several Articles and Sections of this Agreement are not a part of this Agreement but are included for convenience of reference and shall not affect its meaning or interpretation. In this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the singular shall include the plural and vice versa; and (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP consistently applied, but only to the extent consistent with its usage and the other definitions in this Agreement.

15.13 Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

15.14 Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 8, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE

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DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; PROVIDED HOWEVER, THAT THIS SECTION 15.14 SHALL NOT BE CONSTRUED TO LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 11. IN NO EVENT WILL PAYMENTS PAYABLE IN ACCORDANCE WITH ARTICLE 6 BE CONSIDERED SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES.

ARTICLE 16

COMPLIANCE WITH LAW

16.1 Export Laws. Notwithstanding anything to the contrary contained herein, all obligations of ACADIA and BLS are subject to prior compliance with export and import regulations and such other laws and regulations in effect in such jurisdictions or any other relevant country as may be applicable, and to obtaining all necessary approvals required by the applicable agencies of the governments of any relevant countries. ACADIA and BLS shall cooperate with each other and shall provide assistance to the other as reasonably necessary to obtain any required approvals.

16.2 Securities Laws. Each of the Parties acknowledges that it is aware that the securities laws of the United States, Canada and other countries prohibit any person who has material non-public information about a publicly listed company from purchasing or selling securities of such company or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Each Party agrees to comply with such securities laws and make its Affiliates, licensees, Distributors, Sublicensees, employees, contractors and agents aware of the existence of such securities laws and their need to comply with such laws.

16.3 Certain Payments. Each of the Parties acknowledges that it is aware that the United States and other countries have stringent laws which prohibit persons directly or indirectly to make unlawful payments to, and for the benefit of, government officials and related parties to secure approvals or permission for their activities. Each Party agrees that it will make no such prohibited payments, it will not indirectly make or have made such payments and it will make its Affiliates, employees and agents aware of the existence of such laws and their need to comply with such laws.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Collaboration and License Agreement as of the Effective Date.

ACADIA PHARMACEUTICALS INC.

By:	/s/ Uli Hacksell
Name:	Uli Hacksell
Title:	Chief Executive Officer

BIOVAIL LABORATORIES INTERNATIONAL SRL

By:	/s/ Michel Chouinard
Name:	Michel Chouinard
Title:	Chief Operating Officer

SIGNATURE PAGE TO COLLABORATION AND LICENSE AGREEMENT

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EXHIBIT A

Co-Promotion Agreement Terms

1.1 Exercise of Co-Promotion Option. Subject to the terms and conditions of the Collaboration and License Agreement entered into by ACADIA and BLS as of May 1, 2009 (the “Agreement”), ACADIA shall have the right to exercise the Co-Promotion Option in accordance with the terms and conditions of this Exhibit A to the Agreement. Capitalized terms used in this Exhibit A that are not defined herein shall have the meanings given to such terms in the Agreement.

(a) Subject to terms and conditions of the Agreement, ACADIA may exercise the Co-Promotion Option in accordance with Section 5.2 of the Agreement. In the event that ACADIA exercises the Co-Promotion Option, ACADIA will have an exclusive right to Detail and promote Product in the Field in the United States with the Distributor (as defined below) in accordance with the terms set forth in this Exhibit A and the Agreement until the expiration of the Agreement in the United States, unless such right is terminated under the terms of the Agreement or Section 1.18 hereof, whichever is earlier. […***…]. In the event that ACADIA does not exercise the Co-Promotion Option as provided in Section 5.2 of the Agreement or if ACADIA does not provide written notice to BLS that it is exercising the Co-Promotion Option within the time specified in Section 5.2 of the Agreement, ACADIA will have no right to Detail Product in the Field in the United States, and BLS will have no further obligation with respect to the Co-Promotion Option.

(b) Within […***…] days following exercise of the Co-Promotion Option by ACADIA, ACADIA and the relevant distributor (which may be an Affiliate of BLS or a Third Party distributor) (the “Distributor”) shall enter into a co-promotion agreement (the “Co-Promotion Agreement”) incorporating the terms of this Exhibit A.

(c) Within […***…] days following exercise of the Co-Promotion Option by ACADIA, ACADIA and the Distributor shall establish a joint commercial committee (“Commercial Committee”) to coordinate and facilitate commercial activities relating to Product in the Field in the United States between ACADIA and the Distributor, which Commercial Committee shall be disbanded upon termination or expiration of the Co-Promotion Agreement or the Agreement, whichever is earlier. The Commercial Committee shall be composed of an equal number of sales, marketing and corporate representative of each of ACADIA and the Distributor. […***…]. Notwithstanding any responsibility allocated to the Commercial Committee under the Co-Promotion Agreement, BLS shall have the exclusive right and responsibility, which may be carried out by BLS itself or by the Distributor, to commercialize Product in the Field in the United States in accordance with Section 5.1 of the Agreement.

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1.2 Sales Operation Plan. In the event that ACADIA exercises the Co-Promotion Option, the Distributor shall prepare, in consultation with ACADIA, the strategic plan for ACADIA’s promotion and marketing of Product for the Field in the United States (as may be amended in accordance with the terms of the Co-Promotion Agreement, the “Sales Operation Plan”), which shall be in accordance with the Commercial Strategy and commercial plan provided for by Section 5.1 of the Agreement and shall be reviewed and approved by the Commercial Committee within […***…] days after the establishment of the Commercial Committee. If the election to co-promote is made before the launch of Product, the Sales Operation Plan shall set out in reasonable detail: (i) ACADIA’s responsibilities under the Sales Operation Plan, including the activities to be conducted by ACADIA’s Sales Representatives […***…]; and (iii) the Distributor’s responsibilities under the Sales Operation Plan, including the activities to be conducted by the Distributor’s Sales Representatives in connection with the […***…]. If the election to co-promote is made after the launch of Product, the Sales Operation Plan shall set out in reasonable detail: (1) ACADIA’s responsibilities under the Sales Operation Plan including […***…]: (ii) […***…]; and (iii) how ACADIA’s activity will be coordinated with the Distributor’s pre-existing promotional and detailing activities.

1.3 Changes to the Sales Operation Plan. After the approval of the initial Sales Operation Plan, the Commercial Committee shall review and amend, if necessary, the Sales Operation Plan on an ongoing basis and in no event less frequently than once each Co-Promotion Year.

1.4 Sales Efforts.

(a) ACADIA and the Distributor shall each use Commercially Reasonable Efforts to Detail Product for the Field in the United States pursuant to the terms and conditions hereof and the then-current Sales Operation Plan. BLS shall grant, or cause its Affiliates to grant, to ACADIA a […***…] to the extent necessary or useful for ACADIA to co-promote Product for the Field in the United States in accordance with the Co-Promotion Agreement.

(b) The Sales Operation Plan approved by the Commercial Committee for each Co-Promotion Year following the commencement of activities under the Co-Promotion Agreement shall: (A) reflect that it is the Distributor’s intent […***…], (B) specify a number and type of […***…] Details for Product to be provided by ACADIA […***…], unless agreed otherwise in writing by ACADIA and the Distributor, and (C) assign […***…] to ACADIA in a manner that does not disadvantage ACADIA’s Sales Representatives’ ability to perform the number of Details specified to be provided by ACADIA in such Sales Operation Plan.

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1.5 Sales Force of ACADIA.

(a) After ACADIA exercises the Co-Promotion Option, ACADIA and the Distributor shall discuss and determine in good faith the […***…] for Product in the United States. Promptly after such exercise of the Co-Promotion Option, ACADIA will start building its sales force up to such agreed number of Sales Representatives and according to a mutually agreed timeline in order to ensure that the required training of ACADIA’s Sales Representatives is undertaken in a way that is efficient and compatible with the Distributor’s training capabilities with the goal of having such Sales Representatives be available to Detail and promote Product in accordance with the Sales Operation Plan.

(b) […***…] prior to the end of each Co-Promotion Year, the Distributor will assess […***…]. ACADIA shall, as requested by the Distributor, within […***…] days prior to the beginning of each Co-Promotion Year subsequent to the initial Co-Promotion Year, inform the Distributor of its intent to continue to detail or modify its promotional efforts, i.e. increase or decrease the number of Sales Representatives that ACADIA intends to deploy during such Co-Promotion Year for Product; provided that after such increase or decrease, the number of Details to be provided by ACADIA is […***…] as set forth Section 1.4(b) hereof. Any […***…] in the number of Sales Representatives that ACADIA deploys must be approved by the Commercial Committee prior to such Sales Representatives being deployed.

1.6 Reimbursement.

(a) Product Detail Fee. The Distributor shall reimburse ACADIA for […***…] in accordance with the Sales Operation Plan […***…].

The […***…] will be adjusted annually based upon the appropriate consumer price index, with the first Co-Promotion Year being deemed the base year.

The Distributor will […***…] courses organized by the Distributor on procedures, rules and policies of the Distributor applicable to ACADIA’s sales force as set forth in Section 1.7(b) hereof. For clarity, […***…] ACADIA’s sales force in attending such training. ACADIA will be responsible for the cost of any ongoing sales meeting and recall test intended to measure sales force performance at delivering core brand messages. For clarity, BLS and the Distributor […***…].

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(b) Performance Bonus. ACADIA and the Distributor will negotiate in good faith (i) an appropriate […***…] to ACADIA when ACADIA’s sales force demonstrates […***…] from the Distributor to ACADIA when ACADIA’s sales force demonstrates […***…], in each case, in Detailing Product over base standards established by the Commercial Committee for Product, applicable to ACADIA and the Distributor.

(c) […***…].

(d) As an alternative to Section 1.6(a), ACADIA and the Distributor may consider alternative reimbursement schemes provided said schemes are agreed upon by both ACADIA and the Distributor.

(e) All payments under Section 1.6(a) shall be made to ACADIA in quarterly payments within […***…] days after receipt of the applicable report from ACADIA and appropriate invoice.

1.7 ACADIA’s Sales Representatives.

(a) Qualifications. All of ACADIA’s Sales Representatives Detailing and promoting Product shall be required to have educational qualifications and experience comparable to those of the Distributor’s Sales Representatives for Product. ACADIA’s Sales Representatives shall be subject to a reasonable proficiency examination relevant to Product in the same manner as the Distributor’s Sales Representatives.

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(b) Training. The Distributor shall provide ACADIA’s Sales Representatives who will be Detailing Product the same sales training on Product (both in location of training and type of training), as the sales training on Product that the Distributor provides to the Distributor’s Sales Representatives who Detail Product in the United States. ACADIA shall be responsible for causing its Sales Representatives to attend and successfully complete the training program offered by the Distributor (and if applicable, updated annual training) prior to such Sales Representatives Detailing Product. ACADIA, and the Distributor, as applicable, acknowledge and agree that in order for an ACADIA Sales Representative to be deemed to have successfully completed the training, such ACADIA Sales Representative must demonstrate thorough knowledge of (a) the medical and technical aspects of Product and (b) the Applicable Commercial Practices Policies, and must achieve scores on certifications for Product at similar rates to those required for the Distributor’s Sales Representatives who are Detailing Product. […***…]. The Distributor shall provide all training materials, […***…], related to Product and Applicable Commercial Practices Policies as it would be for an equivalent sales force of the Distributor. ACADIA shall be responsible for compliance with all Applicable Laws with regard to ACADIA’s Sales Representatives Detailing of Product in the Field in the United States and shall not rely on training provided by the Distributor to ensure or obviate its own compliance with Applicable Laws, except to the extent that actions taken by ACADIA in co-promoting Product to comply with the requirements set forth in BLS’ or the Distributor’s labeling for the Product, Promotional Materials, and Applicable Commercial Practices Policies.

(c) Timing. ACADIA and the Distributor shall cooperate to have ACADIA’s Sales Representatives hired and trained as provided in the Co-Promotion Agreement prior to the commencement of their co-promotion activities with respect to Product. As a general principle, the Distributor will not be required to provide training for ACADIA’s Sales Representatives more frequently than it provides training for the Distributor’s Sales Representatives.

(d) ACADIA Salaries and Wages. ACADIA shall be solely responsible for the design of its compensation and bonus incentive structure for its Sales Representatives. ACADIA acknowledges and agrees that it will be solely responsible for paying all salaries, wages, benefits and other compensation that its employees, including ACADIA’s Sales Representatives, may be entitled to receive in connection with providing services under the Co-Promotion Agreement. ACADIA shall adopt an annual incentive and/or bonus plan and the distribution under such plan shall, at a minimum, be commensurate with the efforts and achievements of its Sales Representatives in co-promoting Product.

(e) Support. Except as otherwise agreed, ACADIA shall be solely responsible for providing its own equipment, automobiles, offices and fixtures, working facilities, and such other facilities, services and support as may be required for ACADIA’s Sales Representatives co-promoting Product pursuant to the Sales Operation Plan. ACADIA will be responsible for supervising its Sales Representatives.

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(f) No Employment by BLS or the Distributor. The Distributor will engage ACADIA under the Co-Promotion Agreement, and ACADIA will perform its obligations thereunder, strictly as an “independent contractor.” ACADIA’s Sales Representatives and any other employee or agent that is involved in performing ACADIA’s obligations under the Co-Promotion Agreement (collectively, “Personnel”) will not be, and will not be considered or deemed to be, employees of BLS, its Affiliates or the Distributor for any purpose. Neither BLS, its Affiliates nor the Distributor will have any responsibility for the hiring, termination, compensation, benefits or other conditions of employment or engagement of Personnel of ACADIA.

(g) BLS and the Distributor Benefit Plans. Personnel of ACADIA are not eligible to participate in any benefit programs offered by BLS, its Affiliates or the Distributor to its or their employees, or in any pension plans, profit sharing plans, insurance plans or any other employee benefit plans offered from time to time by BLS, its Affiliates or the Distributor to its or their employees. ACADIA acknowledges and agrees that BLS, its Affiliates and the Distributor do not, and will not, maintain or procure any workers’ compensation or unemployment compensation insurance for or on behalf of ACADIA’s employees, including, without limitation, ACADIA’s Sales Representatives and Personnel.

(h) Management of Sales Representatives. ACADIA will be responsible for supervising its Sales Representatives. In connection therewith, at all times that ACADIA is Co-Promoting Product, ACADIA will provide a sufficient number of full time employees to serve as district managers. ACADIA may, but will not be obligated to, designate one or more full time employees to serve as regional directors having the responsibility for supervising a group of its district managers in a particular geographic region. ACADIA will provide the Distributor with contact information for its district managers and regional directors, and will update that information periodically or as requested by the Distributor from time to time.

1.8 ACADIA Duties and Obligations.

(a) ACADIA shall, and shall cause its Sales Representatives to, co-promote Product in the Field in the United States in accordance with the terms of the Sales Operation Plan as directed by the Commercial Committee.

(b) ACADIA shall, and shall cause its Sales Representatives to co-promote Product in the Field in the United States in accordance with the PhRMA Code as applicable, the Applicable Commercial Practices Policies and all Applicable Laws, including, without limitation, the Federal Drug and Cosmetics Act, (the “FD&C Act”) the Medicare and Medicaid Anti-Kickback Statute and the Prescription Drug Marketing Act of 1987 (the “PDMA”).

(c) The communications and representations of ACADIA’s Sales Representatives […***…] shall be consistent with the Promotional Materials and the labeling of Product, and ACADIA and its Sales Representatives shall not add, delete, modify or distort claims of efficacy or safety in the co-promotion of Product, from those claims of efficacy and safety that are contained in the Promotional Materials, labeling of Product and Applicable Laws. ACADIA shall in no circumstances modify or alter any Promotional Material.

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(d) ACADIA shall not make, nor permit its Sales Representatives to make, any promotional statement, representation or warranty, oral or written, concerning the Product in the Field in the United States that is inconsistent with, or contrary to, the approved labeling or Promotional Materials for Product in the Field in the United States. In addition, ACADIA shall insure that its Sales Representatives Detail Product in a fair and balanced manner and consistent with the requirements of the FD&C Act. ACADIA shall be responsible for any claims from Third Parties to the extent that such claims arise out of the breach of either of the foregoing two sentences.

(e) ACADIA shall not, and shall cause its Sales Representatives not to, during the Detailing of Product in the Field in the United States, make any untrue, misleading or inaccurate statements or comments about Product, BLS, its Affiliates, the Distributor or any of their employees, or about BLS’ or the Distributor’s competitors or any of their respective products.

(f) ACADIA agrees that it will not, without the prior written consent of the Distributor initiate any advisory boards, speaker training programs, preceptorships or any other programs as part of its services herein where compensation is paid to a healthcare provider, provide any grants, conduct independent medical education programs, conduct continuing medical educational programs, conduct any market research, support any publications, conduct any Phase IV studies, conduct any collaborative research trials or conduct any other promotional, medical or scientific activity related to the product outside of the agreed upon promotional activities, in each case as part of its services under the Co-Promotion Agreement. Nothing in the foregoing sentence shall impact ACADIA’s rights reserved under the Agreement outside of the Field in the Territory and outside of the Territory (subject to terms and conditions contained therein).

1.9. Promotional Materials.

(a) The Distributor will own all right, title and interest in and to all Promotional Materials (both branded and non-branded) used for the Detailing of Product in the Field in the United States during and after the Term, including any intellectual property rights (including trademarks) in the Promotional Materials.

(b) The determination of the content of the Promotional Materials shall be the sole responsibility of the Distributor. The quantity and method of distribution of the Core Promotional Materials (and any other Promotional Materials determined by the Distributor in its absolute discretion) in the United States for ACADIA’s Sales Representatives shall be as set forth in the Sales Operation Plan.

(c) With respect to the co-promotion of Product in the Field in the United States, ACADIA will cause its Sales Representatives to utilize only the Promotional Materials relating to Product provided to them by the Distributor, and will not utilize any other promotional, advertising, educational or communication materials or other materials, including premium items intended for consumers or healthcare professionals, relating to or referring to Product.

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(d) The Distributor shall use, in connection with all packaging, literature, labels and other printed matters with respect to Product, to the extent permitted by Applicable Laws, the statement, with a reasonable degree of prominence, that Product is licensed from ACADIA. The Co-Promotion Agreement will include a limited, non-exclusive, royalty-free license to the Distributor to allow the Distributor to use the ACADIA name or logo on advertising, packaging and promotional material for Product in the Field in the United States, solely in order to comply with the foregoing sentence. ACADIA shall retain the ownership of the entire right, title and interest in and to the ACADIA name and logo and intellectual property rights therein, and all goodwill associated with or attached to the ACADIA name and logo and intellectual property rights therein arising out of the use thereof by or on behalf of the Distributor shall inure to the benefit of ACADIA.

(e) The Distributor shall provide to ACADIA all Core Promotional Materials to be issued to ACADIA’s Sales Representatives. ACADIA will store and subsequently distribute such Core Promotional Materials (and any other Promotional Materials provided by the Distributor at the Distributor’s absolute discretion), but no other materials, to its Sales Representatives, […***…] ACADIA. ACADIA will be responsible for managing the Promotional Materials usage by its Sales Representatives and inventory levels. ACADIA will ensure that its Sales Representatives and other Personnel handle all Promotional Materials in compliance with the terms and conditions of the Co-Promotion Agreement.

(f) Upon termination or expiration of ACADIA’s right to co-promote Product, ACADIA shall cause and ensure that its Sales Representatives immediately cease use in the United States of all Promotional Materials relating to Product. Within […***…] days after the termination or expiration of ACADIA’s right to co-promote Product, ACADIA shall return, or otherwise dispose of in accordance with instructions from the Distributor, all such Promotional Materials for use in the United States that remain in ACADIA’s or its Affiliates’ possession or control; provided, however, that ACADIA shall be entitled to retain one copy of such Promotional Materials in its legal records.

1.10. Use of Trademarks.

(a) ACADIA will only co-promote and Detail Product in the Field in the United States as provided in the Co-Promotion Agreement under the trademarks chosen by BLS for use with Product in the Field in the United States, and ACADIA will use such trademarks only as authorized by BLS. BLS will grant or cause to be granted to ACADIA a non-exclusive, royalty-free license, to use the trademarks chosen by BLS for use with Product in the Field in the United States solely in connection with the co-promotion and Detailing of Product in the Field in the United States. ACADIA acknowledges and agrees that BLS is, and at all times will remain, the owner of the trademarks for Product in the Field in the United States. ACADIA agrees that all use of such Product trademarks by ACADIA will inure to the benefit of, and be on behalf of, BLS. ACADIA acknowledges that nothing in the Co-Promotion Agreement will give ACADIA any right, title or interest in the trademarks of BLS, its Affiliates or the Distributor other than the right to use the trademarks of BLS in connection with the co-promotion and Detailing of Product as provided in the Sales Operation Plan and pursuant to the Co-Promotion Agreement. ACADIA agrees that it will not challenge BLS’, title to, or ownership of, BLS’ Product-

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related trademarks in the Territory, or attack or contest the validity of such Product-related trademarks. All goodwill accruing to the trademarks of BLS as a result of the use of Product-related trademarks in the performance of the Co-Promotion Agreement will belong solely to BLS. In the event that ACADIA acquires any rights in BLS’ Product-related trademarks in connection with ACADIA’s activities pursuant to the Co-Promotion Agreement, ACADIA will assign, and hereby does assign, to BLS all such rights, including any related goodwill, to the extent such rights are derived from ACADIA’s activities pursuant to the Co-Promotion Agreement.

1.11. Samples

(a) If sampling is deemed to be a relevant component of the promotional strategy, the Distributor will […***…] to provide Samples to ACADIA in such quantities and pursuant to such timings as set forth in the then current Sales Operation Plan, […***…], for use by ACADIA in co-promoting Product in accordance with the Sales Operation Plan and the terms and conditions of the Co-Promotion Agreement.

(b) ACADIA will cause, and will maintain written procedures to ensure that all of its Sales Representatives comply with all Applicable Laws relating to the distribution of, and accountability for, Samples.

(c) The Distributor will deliver, or cause to be delivered, Samples to ACADIA […***…] at a single location designated by ACADIA at least […***…] days in advance, for distribution by ACADIA. The storage by ACADIA and its Sales Representatives of such Samples will be at ACADIA’s expense and ACADIA will be responsible for storing such Samples or causing such Samples to be stored under label conditions and with adequate security to maintain the integrity and usability of such Samples. All Samples that are in the possession of ACADIA or its Sales Representatives and that are not distributed by their expiration date will be returned by ACADIA, at its expense, to the Distributor’s, or its designee’s preferred destruction vendor, and destruction of such outdated Samples will be at ACADIA’s expense.

(d) ACADIA will be an “Authorized Distributor of Record” for Product in the Field in the United States, as applicable, for purposes of the requirements of the PDMA and will comply with the PDMA, FDA regulations and Applicable Law requirements regarding the marketing, sale and distribution of Product including applicable wholesale drug distribution licensing guidelines and requirements. The Distributor will have the right to audit the records and inspect the facilities of any warehouse or distribution agent identified by ACADIA for the storage and distribution of Samples, on advance written notice to ACADIA and during regular business hours. Upon request by the Distributor, ACADIA will provide the Distributor with copies of such agent’s State registration certificate as a licensed distribution center and State board of pharmacy inspection report. ACADIA understands that no Samples will be shipped until such agent is verified by the Distributor to be in PDMA compliance.

(e) ACADIA will use Commercially Reasonable Efforts to ensure that its Sales Representatives comply with the requirements of the PDMA, all regulations promulgated thereunder and each State’s companion PDMA statutes and regulations that

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relate to the distribution of such Samples. This compliance includes obtaining written requests, obtaining the licensed healthcare professional’s signature for all Samples delivered, ensuring validity of the practitioner’s state license, storage of all Samples at label conditions and sending all documentation to the Distributor, in a timely manner for retention.

(f) ACADIA will use Commercially Reasonable Efforts to ensure that its Sales Representatives comply with all Applicable Laws concerning all aspects of the storage, handling and distribution of Samples. This compliance includes distribution to Sales Representatives an appropriate “Sample Accountability System,” adherence to the provisions contained therein, and attendance by each Sales Representative at training classes on procedures for storage, handling and distribution of Samples.

(g) Information with respect to Samples distributed in the United States for free, where the purpose of the free supply is to initiate patient trial and facilitate product uptake will be generated from compliance reports, accountability cards and the like produced by ACADIA, and will be maintained by ACADIA for a period of not less than […***…]. ACADIA will fully cooperate with the Distributor in the production and delivery of any such documentation as may be requested or required by FDA and/or other Regulatory Authorities.

(h) BLS agrees to use Commercially Reasonable Efforts to cause the Distributor to agree that ACADIA may develop its own, or with a Third Party, Sample systems, policies, procedures and documentation, subject to the Distributor’s prior review and approval, for use with Product in the Field in the United States.

(i) ACADIA will notify the Distributor promptly upon learning that any Samples shipped by the Distributor to ACADIA have been lost or have not been received as scheduled. All reports regarding Sample accountability filed with the FDA or other Regulatory Authority will be prepared and submitted to the FDA or other Regulatory Authority by the Distributor, regardless of whether such theft or loss occurred with respect to the Distributor’s or ACADIA’s Sales Representatives. For the purposes of filing such reports, ACADIA agrees to fully cooperate and provide all relevant information to the Distributor so that the Distributor, in turn, may comply with its reporting requirements to the FDA or other Regulatory Authority in the United States.

(j) ACADIA will notify the Distributor promptly upon learning that any of the subject Samples had not been properly handled or had been handled in a manner prohibited by Applicable Law. ACADIA will take all steps necessary to aid and support the Distributor in a full investigation of any suspected mishandling of Samples.

(k) Upon termination or expiration of ACADIA’s right to co-promote Product, ACADIA shall cause and ensure that all of its Sales Representatives immediately cease their distribution of the Samples. Within […***…] days after the termination or expiration of ACADIA’s right to co-promote Product, ACADIA will cause and ensure that all of its Sales Representatives send all Samples back to ACADIA or ACADIA’s distribution agent. During such time period, the Distributor will provide Sample disposition instructions to ACADIA, and ACADIA will dispose of Samples in accordance with such instructions.

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1.12 Medical Information.

(a) As between ACADIA and the Distributor, the Distributor shall have the sole right and responsibility for handling all inquiries for medical information and providing medical and clinical liaison support regarding Product in the Field in the United States through its own teams. In such regard, ACADIA shall comply at all times with all the Distributor policies and procedures of which ACADIA has knowledge concerning medical inquiries and drug information requests. The Distributor shall identify to ACADIA the Person or Persons to whom ACADIA and its Affiliates shall refer all medical questions or inquiries from members of the medical and paramedical professions and consumers regarding Product in the Field in the United States that ACADIA and its Affiliates cannot readily answer by reference to the Promotional Materials or other product literature for Product. ACADIA shall use Commercially Reasonable Efforts to refer, and to cause its Affiliates to refer, all such medical questions or inquiries to such identified Person or Persons.

(b) Prior to ACADIA’s Sales Representatives being deployed to co-promote and Detail Product, the Distributor shall provide to ACADIA a set of BLS’ and/or the Distributor’s standard operating procedures applicable to the United States for responding promptly to medical questions or inquiries and product complaints from members of the medical and paramedical professions and consumers relating to Product. ACADIA shall cause ACADIA’s Sales Representatives to comply with any standard operating procedures of BLS or the Distributor regarding how to respond to medical questions or inquiries and complaints relating to Product. In addition, the Distributor shall train ACADIA’s Sales Representatives as provided above on how to respond to such questions or inquiries. Any Third Party claims arising out of the compliance by ACADIA’s Sales Representatives with such standard operating procedures of BLS or the Distributor shall be the responsibility of BLS.

(c) As between ACADIA and the Distributor, the Distributor shall have the sole responsibility for investigating and reporting to Regulatory Authorities in the United States all relevant adverse drug experiences for Product in accordance with Applicable Laws and with respect to Product, except as provided in accordance with the pharmacovigilance agreement that may be entered into by ACADIA and BLS (or its designee) pursuant to the Agreement. ACADIA’s responsibilities with respect to reporting adverse drug experiences with respect to Product in the Field in the Territory will be set forth in the pharmacovigilance agreement entered into by ACADIA and BLS (or its designee) pursuant to the Agreement. ACADIA shall ensure that, in the co-promotion and Detailing of Product in the Field in the United States, it and its Affiliates will record, investigate, summarize, notify, report and review all adverse drug experiences in accordance with Applicable Laws.

(d) The Distributor shall promptly notify ACADIA of any material actions to be taken by the Distributor with respect to any recall or market withdrawal or other corrective action related to Product in the Field in the United States, which decision to recall, withdraw or take any other corrective action, as applicable, relating to Product in the Field in the United States shall be made by the Distributor in their sole discretion. At the Distributor’s request and expense, ACADIA shall provide reasonable assistance to the Distributor in conducting such recall, market withdrawal or other corrective action with respect to Product in the Field in the United States. In accordance with the foregoing, the Distributor shall make all decisions with respect to any recall, market withdrawals or any other corrective action related to the Product in the Field in the United States.

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(e) During the period that ACADIA is co-promoting Product in the Field in the United States, ACADIA and the Distributor shall notify each other immediately: (i) of any circumstances of which they are aware that could impair the integrity and reputation of Product; or (ii) if ACADIA or the Distributor is threatened by the unlawful activity of any Third Party in relation to Product, which circumstances shall include, by way of illustration but not limitation, deliberate tampering with or contamination of Product by any Third Party as a means of extorting payment from ACADIA, BLS or the Distributor or another Third Party. In any such circumstances, ACADIA and the Distributor, as applicable, shall use Commercially Reasonable Efforts to limit any damage to ACADIA, the Distributor and/or to Product. ACADIA and the Distributor shall promptly call a meeting to discuss and resolve such circumstances.

1.13 Supply and Returns.

(a) If, for any reason, ACADIA receives orders for Product in the Field in the Territory, ACADIA shall forward such orders to the Distributor (or its designee) as soon as practicable.

(b) Except as provided below, if any quantities of Product sold in the Field in the United States are returned to ACADIA, ACADIA shall immediately notify the Distributor and (i) ship such quantities of Product to the facility, and in a manner, designated by the Distributor, with any reasonable or authorized shipping or other documented direct cost to be paid by the Distributor, upon receipt of an invoice from ACADIA, or (ii) at the Distributor’s request, destroy such quantities of Product, the cost of such destruction to be borne by the Distributor. ACADIA, at its option, may advise the customer who made the return that Product should have been returned to the Distributor, but shall take no other steps in respect of any return without the consent of the Distributor, such consent not to be unreasonably withheld, refused, conditioned or delayed. Notwithstanding the foregoing, in the event Product is returned as a result of ACADIA’s breach of the Co-Promotion Agreement, or otherwise as a result of ACADIA’s negligence, then any costs associated with such return or destruction shall be the sole responsibility of ACADIA.

1.14. Regulatory Matters.

(a) If ACADIA receives any written material or oral communication from any relevant regulatory agencies or other governmental entities relating to commercialization of Product in the United States in the Field, then ACADIA shall provide a copy of such written or oral communication to the Distributor within […***…] business days after receipt. If BLS or the Distributor receives what they consider to be significant written material or oral communication from any relevant regulatory agencies or other governmental entities relating to Product, and such written or oral communications would be relevant to professional presentations related to Product or any of ACADIA’s activities or responsibilities under the Co-Promotion Agreement, then BLS or the Distributor, as applicable, shall provide a copy of any such written or oral communication to ACADIA within […***…] Business Days after

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receipt. Additionally, each of ACADIA and BLS or the Distributor, as applicable, shall, as soon as reasonably practicable, provide a copy (electronically if practicable) to the other of any regulatory submission or other substantive written material sent by ACADIA, BLS or the Distributor, or substantive oral communication made by ACADIA, BLS or the Distributor, to any relevant regulatory agency or other governmental entities relating to commercialization of Product in the Field in the United States.

(b) ACADIA shall not, without the prior written consent of BLS or the Distributor, as applicable, or unless so required by Applicable Laws correspond or communicate with any other Regulatory Authority, concerning Product or otherwise take any action concerning any authorization or permission under which Product are sold or any application for the same.

(c) If ACADIA is advised by its counsel that it must communicate with any Regulatory Authority concerning Product, then ACADIA shall so advise BLS or the Distributor, as applicable, immediately and, unless the Applicable Laws prohibits, provide BLS and the Distributor in advance with a copy of any proposed written communication with any Regulatory Authority and comply with any and all reasonable direction of the Distributor concerning any meeting or written or oral communication with such Regulatory Authority.

1.15. Reports and Audit Rights.

(a) ACADIA will provide the Distributor a summary, in sufficient detail, of ACADIA’s Sales Representatives’ Detailing activities relating to Product in the Field in the United States within […***…] Business Days after the end of each month. ACADIA will keep accurate records, in sufficient detail, of ACADIA’s Sales Representatives’ Detailing activities relating to Product in the Field in the United States for a period of […***…] years from the date the applicable Detailing activities to determine the amounts owed by the Distributor to ACADIA hereunder and to enable the Distributor and the Commercial Committee to monitor compliance with the Sales Operation Plan. Such records shall include, but not be limited to, the number and type of Details performed, the audience, the outcome (reported in a manner consistent with standardized call reporting notes of the Distributor), Sample accountability, and such other parameters as the Commercial Committee may determine from time to time should be recorded and reported. Such records shall be provided to the Distributor, in such format as reasonably requested by the Distributor and which meets the Distributor’s requirements for reporting to Regulatory Authorities in the United States.

(b) During normal business hours and with not less than […***…] Business Days’ advance written notice to ACADIA, ACADIA will permit the Distributor or its authorized representatives to (i) have access to the records of ACADIA’s Sales Representatives’ Detailing activities with respect to Product in the Field in the United States maintained by ACADIA for purposes of verifying the accuracy of the invoices presented by ACADIA hereunder, and (ii) audit such records; provided, however that such audits may not be performed by the Distributor more than once per Calendar Year and records for any particular Calendar Quarter shall be subject to no more than one inspection. Any and all audits undertaken by the Distributor pursuant to this Section shall be performed […***…]. The Parties will endeavor in such inspection to minimize disruption of ACADIA’s normal business activities to the extent reasonably practicable.

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(c) Provisions shall be included in the Co-Promotion Agreement that upon adoption of any structure contemplated by 1.6(b), 1.6(c) or 1.6(d), the Distributor (i) will keep records of the information to determine the fee payable to ACADIA in sufficient detail to allow ACADIA to determine the accuracy of such payments for a period of […***…] years from the date the applicable payment is made, and (ii) ACADIA shall have audit rights similar to those specified in 1.15(b).

1.16. Financial Reports. Within […***…] days after the end of each Calendar Quarter following ACADIA’s exercise of the Co-Promotion Option, ACADIA shall submit to the Distributor a report containing an accounting of the Sales Representatives deployed by ACADIA in co-promoting the Product in the Field in the United States and the number of Primary Details and Secondary Details performed by such Sales Representatives during the preceding Calendar Quarter. Such payments shall be made to ACADIA in quarterly payments as specified in Section 1.6 above.

1.17. ACADIA’s Other Promotional Activities. Subject to terms and conditions of the Agreement, including but not limited to Section 2.5 of the Agreement, ACADIA shall be free to promote products other than Product as applicable, provided that ACADIA is able to comply with its obligations under the Sales Operation Plan, the Co-Promotion Agreement and the Agreement.

1.18. Right to Terminate Co-Promotion.

(a) BLS Termination Under Agreement. This Co-Promotion Agreement shall automatically terminate upon termination of ACADIA’s Co-Promotion Option by BLS pursuant to Section 12.5 of the Agreement.

(b) ACADIA Termination Right. After ACADIA has exercised a Co-Promotion Option, ACADIA shall have the right to terminate in the United States its co-promotion of the Product in the Field upon 120 days’ prior written notice to the Distributor.

(c) Distributor Termination Right. After ACADIA has exercised a Co-Promotion Option, the Distributor shall have the right to terminate ACADIA’s right to co-promote the Product in the Field in the United States: (A) during the 90 days following the end of any Co-Promotion Year, upon sixty (60) days’ prior written notice to ACADIA in the event, in any such Co-Promotion Year, that, using Commercially Reasonable Efforts, ACADIA did not undertake at least […***…] of the Details required to be undertaken by ACADIA’s Sales Representatives under the Sales Operation Plan during such Co-Promotion Year; or (B) upon sixty (60) days’ prior written notice in the event of a material breach by ACADIA of its other material obligations under the Co-Promotion Agreement with respect to the Product in the Field in the United States, which breach is not cured within the sixty- (60-) day period after receipt of such notice of breach from the Distributor; and/or (C) immediately upon written notice upon the launch of a Generic Product in the United States.

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(d) Mutual Termination. ACADIA and the Distributor may mutually agree in writing to terminate ACADIA’s right to co-promote and Detail the Product in the Field in the United States at any time.

(e) Consequences of Termination of Co-Promotion Right. Upon termination of ACADIA’s right to co-promote the Product in the Field in the United States for any reason, (i) ACADIA shall have no further right to co-promote such Product in the Field in the United States; and (ii) ACADIA shall have no further right to reimbursement by the Distributor with respect to Products promoted in the United States, other than for Details performed prior to the effective date of such termination.

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“ACADIA’s Target Audience” shall mean those health care professionals that prescribe the Product or issue hospital orders for the Product in the Field […***…] or those other allied professionals that are part of the treatment team and who are recognized for this purpose in the Sales Operation Plan or are identified as the audience to whom ACADIA will direct its efforts under this Exhibit A.

“Applicable Commercial Practices Policies” shall mean the portions as identified by the Distributor of the commercial practices policies of the Distributor applicable (and as applied generally to the Distributors’ own personnel) to the marketing, sale, promotion and detailing of pharmaceutical products, as amended or supplemented by the Distributor from time to time, a copy of which will be delivered to ACADIA prior to ACADIA Co-Promoting Product in the United States and updated copies will thereafter be delivered to ACADIA as and when amended or supplemented.

“Call” shall mean a face-to-face meeting in an individual, hospital or group setting between a Sales Representative and one or more members of ACADIA’s Target Audience.

“Co-Promotion Year” shall mean, for the Calendar Year in which the Parties are first engaged in Co-Promotion, the portion of the Calendar Year remaining beginning upon the date of the first commercial sale in the United States following the commencement of the Co-Promotion Agreement, and shall thereafter mean the relevant Calendar Year, or pro rata portion thereof, until the expiration or earlier termination of ACADIA’s right to Co-Promote the Product as provided herein.

“Core Promotional Materials” shall mean the detail aid, premium and leave behinds, and such other Promotional Materials that the Parties agree are a core requirement for Detailing the Product.

“Detail” (including any variations such as “Detailing”) shall mean that part of the activity undertaken by a Sales Representative during a Call whereby a Sales Representative, who has been trained with respect to a Product makes a presentation: (a) describing in a fair and balanced manner, the approved indicated uses of Product; (b) which may also include a description of other features and benefits of Product, and use of the Promotional Materials; and (c) in accordance with the Sales Operation Plan. Sample drops (if applicable) of a Product that are not part of a Call shall not constitute a Detail. As used herein, a “Primary Detail” for a particular product means a Detail in which the predominant (as consistent with industry norms) portion of time spent in Detailing products during the Call is for the Detailing of such product and such product is the first product presented in such Call, and a “Secondary Detail” for a particular product means a Detail in which such product was not the first product presented in such Call, but nevertheless in which the product was fully presented in accordance with the requirements of the Sales Operation Plan. A Detail shall be auditable and will be measured via external agencies such as IMS Integrated Promotional Services and/or such third party sales force detail tracking services.

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“Promotional Materials” shall mean all written, printed, video or graphic advertising, promotional, educational and communication materials (other than the labeling for Product) which is supplied by Distributors under the Agreement to ACADIA for marketing, advertising, promotion and sale of such Product for use in United States by Sales Representatives.

“Sales Representative” shall mean a professional pharmaceutical sales representative engaged or employed by ACADIA, the Distributor or their respective Affiliates to conduct sales activities and other promotional efforts with respect to Product.

“Samples” shall mean individual physician sample units of Product.

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EXHIBIT B

Form of Press Releases

CONTACT: Nelson F. Isabel

Vice-President, Investor Relations and

Corporate Communications

(905) 286-3000

For Immediate Release:

BIOVAIL ENTERS INTO COLLABORATION AND LICENSE AGREEMENT WITH ACADIA FOR PIMAVANSERIN

Transaction Directly On Target with New Strategic Focus;

Builds Specialty CNS pipeline

TORONTO, Canada, DATE, 2009 – Biovail Corporation (NYSE, TSX: BVF) today announced its subsidiary, Biovail Laboratories International SRL (BLS), has entered into a collaboration and license agreement with ACADIA Pharmaceuticals Inc. BLS has acquired the U.S. and Canadian rights to develop, manufacture and commercialize pimavanserin tartrate (a selective 5-HT2A inverse agonist) in a number of neurological and psychiatric conditions, including Parkinson’s disease psychosis (PDP) and Alzheimer’s disease psychosis (ADP). Pimavanserin is a new chemical entity (NCE) currently in Phase III clinical development for the treatment of PDP.

“This agreement provides Biovail with a late-stage NCE product with strong intellectual property protection that is directly on target with our specialty central nervous system focus,” said Bill Wells, Biovail’s Chief Executive Officer. “Pimavanserin addresses a large unmet medical need, and has the potential to make a significant difference in the lives of the millions of men and women living with Parkinson’s disease. We are delighted to be partnering with ACADIA to bring this innovative treatment to market.”

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Under the terms of the agreement, Biovail has paid an upfront fee of $30 million, and will pay up to $160 million in potential development milestones associated with the successful completion of clinical trials, regulatory submissions and approvals for pimavanserin in the PDP and ADP indications. Should Biovail pursue a third indication, it could pay up to $45 million in additional success milestones.

The agreement also stipulates that Biovail make additional milestone payments of up to $160 million as certain sales thresholds are met. Biovail will also make tiered, royalty payments of 15% to 20% on net commercial sales of pimavanserin.

About Pimavanserin

Pimavanserin tartrate is a novel, potent and selective 5-HT2A inverse agonist discovered by ACADIA and currently being evaluated in two Phase III pivotal trials as a treatment for PDP. Pimavanserin is given orally and blocks the activity of the 5-HT2A receptor, a drug target that plays an important role in the treatment of various neuropsychiatric disorders.

About Parkinson’s Disease Psychosis (PDP)

According to the National Parkinson Foundation, over 1.5 million people in the United States suffer from Parkinson’s disease. Up to 40 percent of patients with Parkinson’s disease may develop psychotic symptoms, commonly consisting of visual hallucinations and delusions. Currently there is no therapy in the United States approved to treat PDP. The development of psychosis in patients with Parkinson’s disease often disrupts their ability to perform many of the activities of daily living that keep them independent and active. As a result, PDP is associated with increased caregiver burden, nursing home placement, and increased mortality.

About Alzheimer’s Disease Psychosis (ADP)

According to the Alzheimer’s Association, approximately 5.3 million people in the United States have Alzheimer’s disease. While the criteria for diagnosing Alzheimer’s disease are mostly focused on cognitive deficits, it is the behavioral and neuropsychiatric symptoms that are often troublesome for caregivers and lead to poor quality of life for patients. Between 25 and 50 percent of patients with Alzheimer’s disease may develop ADP, which is characterized by disturbing hallucinations and delusions. There currently is no therapy in the United States approved for the treatment of ADP. The presence of psychotic symptoms in patients with Alzheimer’s disease is associated with more rapid cognitive and functional decline and increased institutionalization.

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Caution Regarding Forward-Looking Information and “Safe Harbor” Statement

To the extent any statements made in this release contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and may be forward-looking information under applicable Canadian provincial securities legislation (collectively, “forward-looking statements”). These forward-looking statements relate to, among other things, our objectives, goals, targets, strategies, intentions, plans, beliefs, estimates and outlook, and can generally be identified by the use of words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

Although Biovail believes that the expectations reflected in such forward-looking statements are reasonable, such statements involve risks and uncertainties, and undue reliance should not be placed on such statements. Certain material factors or assumptions are applied in making forward-looking statements, including, but not limited to, factors and assumptions regarding the reliability of research findings, and actual results may differ materially from those expressed or implied in such statements. Important factors that could cause actual results to differ materially from these expectations include, among other things: uncertainties associated with the launch of a new product and the accuracy of associated research, reliance on key strategic alliances, contractual disagreements with third parties, availability of raw materials and finished products, the regulatory environment, and other risks detailed from time to time in Biovail’s filings with the Securities and Exchange Commission and the Canadian Securities Administrators, as well as Biovail’s ability to anticipate and manage the risks associated with the foregoing. Additional information about these factors and about the material factors or assumptions underlying such forward-looking statements may be found in the body of this news release, as well as under the heading “Risk Factors” contained in Item 3(D) of Biovail’s most recent Annual Report on Form 20-F.

The Company cautions that the foregoing list of important factors that may affect future results is not exhaustive. When relying on Biovail’s forward-looking statements to make decisions with respect to the Company, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Biovail undertakes no obligation to update or revise any forward-looking statement, except as required by law.

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About Biovail Corporation

Biovail Corporation is a specialty pharmaceutical company engaged in the formulation, clinical testing, registration, manufacture, and commercialization of pharmaceutical products. The Company is focused on the development and commercialization of medicines that address unmet medical needs in niche specialty central nervous system (CNS) markets. For more information about Biovail, visit the Company’s Web site at www.biovail.com.

For further information, please contact Nelson F. Isabel at 905-286-3000 or send inquiries to ir@biovail.com.

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ACADIA PHARMACEUTICALS AND BIOVAIL FORM COLLABORATION TO

DEVELOP AND COMMERCIALIZE PIMAVANSERIN IN NORTH AMERICA

Conference Call Scheduled for Today, May     , 2009, at 8:30 a.m. Eastern Time

San Diego, CA May     , 2009 – ACADIA Pharmaceuticals Inc. (Nasdaq: ACAD) today announced that it has established a collaboration with Biovail Corporation, through its subsidiary Biovail Laboratories International SRL, to co-develop and commercialize pimavanserin, ACADIA’s proprietary and selective 5-HT2A inverse agonist, in the United States and Canada. Pimavanserin is a new chemical entity (NCE) currently in Phase III development as a treatment for Parkinson’s disease psychosis.

“This agreement provides Biovail with a late-stage NCE product with strong intellectual property protection that is directly on target with our specialty central nervous system focus,” said Bill Wells, Biovail’s Chief Executive Officer. “Pimavanserin addresses a large unmet medical need, and has the potential to make a significant difference in the lives of the millions of men and women living with Parkinson’s disease. We are delighted to be partnering with ACADIA to bring this innovative treatment to market.”

The collaboration provides for the co-development and commercialization of pimavanserin for multiple neurological and psychiatric indications, including Parkinson’s disease psychosis (PDP) and Alzheimer’s disease psychosis (ADP). ACADIA will continue to manage the ongoing Phase III trials for PDP. Biovail will lead other development, manufacturing, and commercialization efforts for pimavanserin, including activities directed at ADP and other potential indications. Biovail is granted the right to develop, manufacture, and commercialize pimavanserin in the United States and Canada. ACADIA retains rights to pimavanserin in the rest of the world.

Under the terms of the collaboration, ACADIA is entitled to receive aggregate payments, excluding royalties, of up to $395 million. These include an upfront cash payment of $30 million, up to $160 million in potential milestone payments associated with the successful completion of clinical trials, regulatory submissions and approvals of pimavanserin for PDP and ADP, up to $45 million in

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potential milestones should the parties pursue a third indication, and up to $160 million in potential milestones as certain sales thresholds are met. ACADIA also will be entitled to receive a 15 percent royalty on annual net sales of pimavanserin up to $100 million and a 20 percent royalty on annual net sales over $100 million. In addition to product royalties, ACADIA has the option to co-promote pimavanserin in the United States. Biovail will be responsible for all future costs associated with the development, manufacturing, and commercialization of pimavanserin in all indications with the exception of specified ongoing PDP studies, which will continue to be funded by ACADIA.

“Our alliance with Biovail not only helps us to advance pimavanserin as a potential first-in-class therapy for Parkinson’s disease psychosis, but also enables us to broaden the pimavanserin development program to Alzheimer’s disease psychosis,” said Uli Hacksell, Ph.D., Chief Executive Officer of ACADIA. “Biovail’s strong commitment to establishing a leading North American CNS specialty franchise makes them an ideal partner for ACADIA. Together with Biovail, we have the opportunity to improve the lives of patients suffering from neurological and psychiatric disorders that lack effective therapy options.”

About Pimavanserin

Pimavanserin is a new chemical entity discovered by ACADIA and currently being evaluated in two Phase III pivotal trials as a treatment for PDP. Pimavanserin blocks the activity of the 5-HT2A receptor, a drug target that plays an important role in the treatment of various neuropsychiatric disorders.

About Parkinson’s Disease Psychosis (PDP)

According to the National Parkinson Foundation, over 1.5 million people in the United States suffer from Parkinson’s disease. Up to 40 percent of patients with Parkinson’s disease may develop psychotic symptoms, commonly consisting of visual hallucinations and delusions. Currently there is no therapy in the United States approved to treat PDP. The development of psychosis in patients with Parkinson’s disease often disrupts their ability to perform many of the activities of daily living that keeps them independent and active. As a result, PDP is associated with increased caregiver burden, nursing home placement, and increased mortality.

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About Alzheimer’s Disease Psychosis (ADP)

According to the Alzheimer’s Association, approximately 5.3 million people in the United States have Alzheimer’s disease. While the criteria for diagnosing Alzheimer’s disease are mostly focused on cognitive deficits, it is the behavioral and neuropsychiatric symptoms that are often troublesome for caregivers and lead to poor quality of life for patients. Between 25 and 50 percent of patients with Alzheimer’s disease may develop ADP, which is characterized by disturbing hallucinations and delusions. There currently is no therapy in the United States approved for the treatment of ADP. The presence of psychotic symptoms in patients with Alzheimer’s disease is associated with more rapid cognitive and functional decline and increased institutionalization.

Conference Call and Webcast Information

ACADIA will host a conference call and webcast today, May     , 2009, at 8:30 a.m. Eastern Time to discuss this collaboration. The conference call can be accessed by dialing xxx-xxx-xxxx for participants in the U.S. or Canada and xxx-xxx-xxxx for international callers (reference passcode xxxxxxxx). A telephone replay of the conference call may be accessed through May     , 2009 by dialing xxx-xxx-xxxx for callers in the U.S. or Canada and xxx-xxx-xxxx for international callers (reference passcode xxxxxxxx). The conference call also will be webcast live on ACADIA’s website, www.acadia-pharm.com, under the investors section and will be archived there until May     , 2009.

About ACADIA Pharmaceuticals

ACADIA is a biopharmaceutical company utilizing innovative technology to fuel drug discovery and clinical development of novel treatments for central nervous system disorders. ACADIA is developing a portfolio consisting of five product candidates, including pimavanserin in Phase III for Parkinson’s disease psychosis, a product candidate in Phase II for chronic pain and a product candidate

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in Phase I for glaucoma, both in collaboration with Allergan, and two programs in IND-track development. All of the product candidates in ACADIA’s pipeline emanate from discoveries made using its proprietary drug discovery platform. ACADIA maintains a website at www.acadia-pharm.com to which ACADIA regularly posts copies of its press releases as well as additional information and through which interested parties can subscribe to receive email alerts.

About Biovail Corporation

Biovail Corporation is a specialty pharmaceutical company engaged in the formulation, clinical testing, registration, manufacture, and commercialization of pharmaceutical products. The Company is focused on the development and commercialization of medicines that address unmet medical needs in niche specialty central nervous system markets. For more information about Biovail, visit the Company’s web site at www.biovail.com.

ACADIA Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include but are not limited to statements related to the progress and timing of ACADIA’s drug discovery and development programs, including clinical trials and the results therefrom, and the benefits to be derived from ACADIA’s product candidates, in each case including pimavanserin, potential milestone payments and royalties payable pursuant to the collaboration, the potential impact of the collaboration on ACADIA’s development programs, and the development and clinical plans for pimavanserin. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery, development, commercialization and collaborations with others, and the fact that past results of clinical trials may not be indicative of further trial results. For a discussion of these and other factors, please refer to ACADIA’s annual report on Form 10-K for the year ended December 31, 2008 as well as ACADIA’s subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and ACADIA undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.